                                 SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant [X]
    Filed by a Party other than the Registrant [ ]
    Check the appropriate box:
    [X] Preliminary proxy statement
    [ ] Confidential, for use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
    [ ] Definitive proxy statement
    [ ] Definitive additional materials
    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            STREAMLOGIC CORPORATION
               (Name of Registrant as Specified in its Charter)
                            STREAMLOGIC CORPORATION
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box)
    [X] $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i)(l), 14a-6(i)(2) or
        Item 22(a)(2) of Schedule 14A.
    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3)
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

    (1) Title of each class of securities to which transaction applies: NOT APPLICABLE
    (2) Aggregate number of securities to which transaction applies: NOT APPLICABLE
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): NOT APPLICABLE.
    (4) Proposed maximum aggregate value of transaction: NOT APPLICABLE
    (5) Total fee paid: NOT APPLICABLE

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

PRELIMINARY COPIES                                  PRELIMINARY PROXY STATEMENT

                            STREAMLOGIC CORPORATION
                             21329 NORDHOFF STREET
                         CHATSWORTH, CALIFORNIA 91311

To Our Stockholders:

  Attached hereto is a Proxy Statement (the "Proxy Statement") which solicits the written consent of the stockholders of StreamLogic Corporation, a Delaware corporation (the "Company"), to approve a single proposal regarding an offer by the Company (the "Offer") to exchange any and all of its 6% Convertible Subordinated Debentures due 2012 (the "6% Debentures") for cash, Common Stock of the Company, $1.00 par value per share ("Common Stock"), and warrants to purchase Common Stock ("Warrants"), the consummation of such Offer (the "Exchange") and the issuance (the "Issuance") of Common Stock (both immediately and upon the exercise of Warrants) in connection with the Exchange. The Offer, Exchange and Issuance will be made on terms and conditions substantially similar to those described in the Proxy Statement under the heading "The Proposal--Terms of the Offer."

  The Offer, Exchange and Issuance are being presented to the stockholders as a single proposal (the "Proposal"); approval of the Proposal will constitute approval of each of the Offer, Exchange and Issuance. The Proposal is described in detail in the Proxy Statement attached to this letter and incorporated herein by this reference.

  The Board of Directors recommends that stockholders approve the Proposal. The Board of Directors believes that it is in the best interests of the Company and its stockholders to solicit such approval as of the earliest possible date and, accordingly, it hereby solicits stockholders' approval of the Proposal by written consent, in lieu of a meeting of stockholders.

                                          By Order of the Board of
                                           Directors

                                             Ericson M. Dunstan
                                                  Secretary

Chatsworth, California
     , 1996


- --------------------------------------------------------------------------------
   In order to ensure your representation in the action to be taken by written consent, you are requested to sign and date the enclosed Consent
   Card as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).
- --------------------------------------------------------------------------------

                            STREAMLOGIC CORPORATION
                             21329 NORDHOFF STREET
                         CHATSWORTH, CALIFORNIA 91311

                                PROXY STATEMENT
                   FOR STOCKHOLDER ACTION BY WRITTEN CONSENT

  This proxy statement ("Proxy Statement") is furnished to the stockholders by the Board of Directors of StreamLogic Corporation, a Delaware corporation (the "Company" or "StreamLogic"), for solicitation of the written consent of stockholders to approve a single proposal regarding an offer by the Company (the "Offer") to exchange any and all of its 6% Convertible Subordinated Debentures due 2012 (the "6% Debentures") for cash, Common Stock of the Company, $1.00 par value per share ("Common Stock"), and warrants to purchase Common Stock ("Warrants"), the consummation of such Offer (the "Exchange") and the issuance (the "Issuance") of Common Stock (both immediately and upon the exercise of Warrants) in connection with the Exchange. The Offer, Exchange and Issuance will be made on terms and conditions substantially similar to those described in this Proxy Statement under the heading "The Proposal--Terms of the Offer."

  The Offer, Exchange and Issuance are being presented to the stockholders as a single proposal (the "Proposal"); approval of the Proposal will constitute approval of the Offer, Exchange and Issuance. The Offer is being made to (i) enhance the Company's capital structure, (ii) allow the Company to invest its cash flow in its business rather than to service the indebtedness represented by the 6% Debentures; and (iii) increase the Company's net tangible assets by more than $50 million, thereby enabling the Company to return to compliance with the minimum net tangible assets standard for continued inclusion of the Common Stock on the Nasdaq National Market System ("Nasdaq NMS"). See "The Proposal--Background of the Offer" and "Purposes and Certain Effects of the Proposal."

  It is anticipated that the mailing to stockholders of this Proxy Statement
and the enclosed Consent Card will commence on or about       , 1996. The
procedure for indicating approval of the Proposal is described in detail in this Proxy Statement.

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS CONSENT TO THE PROPOSAL.

                              GENERAL INFORMATION

VOTING REQUIREMENTS AND VOTING RIGHTS

  The rules of the National Association of Securities Dealers ("NASD") require each Nasdaq NMS issuer, such as the Company, to obtain stockholder approval prior to the issuance of securities that will result in a change of control of the issuer. The Company has been advised by NASD representatives that the Issuance may be deemed to constitute a change in control. Therefore, under NASD rules, approval of the Company's stockholders may be required to approve the Issuance of the Common Stock, Warrants and Common Stock issuable upon exercise of the Warrants pursuant to the Exchange. The Company is therefore soliciting written consents to the Proposal.

  Stockholders of record at the close of business on August 5, 1996 (the "Record Date") are entitled to approve the Proposal. On the Record Date, there
were     shares of Common Stock of the Company issued and outstanding. Each share of the Common Stock is entitled to one vote. The Proposal must be approved by the holders of a majority of the outstanding shares of the Common Stock of the Company as of the Record Date.

  The beneficial ownership of the Company's Common Stock by certain beneficial owners and by each of the Company's directors, certain of its most highly-compensated executive officers and all executive officers and directors as a group is set forth below under "Security Ownership of Certain Beneficial Owners and Management."

  Under the Company's Bylaws and pursuant to applicable Delaware law, any action which may be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The matter being considered by the stockholders is being submitted for action by written consent, rather than by votes cast at a meeting. The Proposal will be deemed to have been approved upon the Company's receipt of Consent Cards which have not previously been revoked representing the approval of a majority of the shares of Common Stock issued and outstanding on the Record Date,
provided that such approval is received on or prior to       , 1996 (the
"Termination Date"). If, however, sufficient written consents have not been received by the Termination Date, the Company reserves the right to extend the solicitation of written consents made hereby except that, under Delaware law, such solicitation may not be extended beyond the date 60 days after the earliest dated consent received by the Company. Any election to extend this consent solicitation will be made by the Company by news release or other similar public announcement. The date on which the Proposal is deemed approved hereunder is referred to as the "Effective Date."

  Stockholders are being requested to indicate approval of the Proposal by checking the appropriate box on the enclosed Consent Card and executing the Consent Card. FAILURE TO CHECK ANY OF THE BOXES WILL, IF THE CONSENT CARD HAS BEEN SIGNED, CONSTITUTE APPROVAL OF THE PROPOSAL. Notwithstanding anything contained in this Proxy Statement to the contrary, the Company's Board of Directors reserves the right not to proceed with any or all of the Offer, Exchange or Issuance even if the Company's stockholders have approved the Proposal. A complete description of the proposed Offer, Exchange and Issuance has not been set out on the Consent Card itself due to space limitations. Nevertheless, signing and indicating approval on the Consent Card will be deemed to be written consent to the approval of the Proposal. Consent Cards that reflect abstentions will be treated as voted for purposes of determining the approval of the Proposal and will have the same effect as a vote against the Proposal. Consent Cards that reflect "broker non-votes" will be treated as unvoted for purposes of determining approval and will have the same effect as a vote against the Proposal.

  Execution of the Consent Card will constitute your approval, as a stockholder of the Company, of the Proposal, and if sufficient written consents are received, the Proposal will be deemed to have been approved by the stockholders of the Company. Stockholder approval of the Proposal may not prevent a stockholder from subsequently seeking to challenge the Proposal or the actions of the Company's Board of Directors in approving the Proposal. Although the Company cannot determine in advance its position with respect to any such challenge, it is possible that the Company could assert such stockholder's or stockholders' approval of the Proposal as a defense, in which case, if such defense were held meritorious, such stockholder or stockholders could effectively be estopped from asserting such claims. No dissenters or similar rights apply to stockholders who do not approve the Proposal. If less than a majority of the outstanding shares of Common Stock approve the Proposal, the Company will not consummate the Exchange.

  The Company will pay the entire cost of the preparation and mailing of this Proxy Statement and all other costs of this solicitation. Following the initial mailing of this Proxy Statement, the Company and its agents may also solicit proxies by mail, telephone, facsimile or in person; employees of the Company who assist in such activities will not receive additional compensation in connection therewith. D.F. King & Co., Inc. will receive approximately for their solicitation services.

DELIVERY OF WRITTEN CONSENTS

  The Board of Directors requests that each stockholder execute, date and mail or deliver the Consent Card to D.F. King & Co., Inc., the Solicitor of the Company, or to StreamLogic, at the following address, as appropriate:

  BENEFICIAL OWNERS

                                          DIRECT STOCKHOLDERS OF RECORD

  D.F. King & Co., Inc.                   StreamLogic Corporation
  77 Water Street                         c/o CMSS
  New York, NY 10005-4495

                                          Midtown Station
                                          P.O. Box 816
                                          New York, NY 10138-0834

  An addressed envelope is provided for your convenience in returning the Consent Card. THE CONSENT CARD SHOULD BE RETURNED AS SOON AS POSSIBLE AND, IN
ANY EVENT, FOR RECEIPT PRIOR TO       , 1996. DO NOT SEND CONSENT CARDS TO THE
COMPANY.

REVOCATION OF WRITTEN CONSENTS

  Any Consent Card executed and delivered by a stockholder may be revoked by delivering written notice of such revocation prior to the Effective Date to the Company at the address set forth below:

                              StreamLogic Corporation
                              21329 Nordhoff Street
                              Chatsworth, California 91311
                              Attention: Chief Financial Officer

NOTICE OF EFFECTIVENESS OF PROPOSAL

  If the Proposal is approved by stockholders and the Effective Date occurs, the Company will promptly give notice thereof to all stockholders who have not consented in writing to the extent required by Section 228(d) of the Delaware General Corporation Law.

                                 THE PROPOSAL

BACKGROUND OF THE OFFER

  During the last three completed fiscal years and the transition period ended March 29, 1996, the Company incurred substantial operating losses, and total shareholders' equity fell from $89.630 million at December 30, 1994 to a deficit of $27.084 million at March 29, 1996. These losses were primarily related to the Company's disk drive business, which in fiscal 1995 accounted for approximately 80% of the Company's revenues. On March 29, 1996, following approval of the Company's stockholders, the Company completed the sale of its disk drive business to ST Chatsworth Pte Ltd, a Singapore corporation (the "Sale"). The Company has received approximately $54 million in cash proceeds from the Sale (including $1 million being held in escrow).

  As a result of the Sale, StreamLogic has become a significantly smaller, growth-oriented business. The book value of the Company's property, plant and equipment as of March 29, 1996 totaled approximately $6 million, and the Company employed approximately 150 persons, as compared to approximately $54 million in such assets and 2,000 employees immediately prior to the Sale. The Company's principal business is now fault tolerant disk storage subsystems, commonly known as RAID systems, and video server and video disk recorder systems. The Company believes the indebtedness represented by the Debentures is disproportionately large in relation to its present assets, and inappropriate for a growth-oriented business of the Company's size.

  Prior to the Sale, the Company evaluated several alternatives with respect to restructuring its 6% Debentures prior to or concurrently with the Sale. These alternatives included: cash redemption at a negotiated discount from par, partial cash redemption/exchange offer, restructuring via a "pre-packaged" Chapter 11 proceeding, and retention of debt at current terms (no debt restructuring). The Company decided against pursuing a debt restructuring simultaneously with the Sale transaction in large measure because completing the restructuring process in the requisite accelerated time frame was considered to be unrealistic. At such time, Loomis Sayles & Co., L.P. ("Loomis Sayles"), an entity which advises investors that collectively hold approximately 79% of the aggregate principal amount of the outstanding 6% Debentures, indicated to the Company its potential interest in reaching an agreement with respect to a restructuring of the 6% Debentures after the Sale.

  On May 13, 1996, the Company received an inquiry from the NASD as to whether the Company met the minimum net tangible assets requirement of the Nasdaq NMS as of its quarter ended March 29, 1996. The Company indicated in response that it did not believe it met such requirement, and the NASD requested that the Company submit a written plan by May 28, 1996 for returning to compliance with the net tangible assets requirement. The Company submitted such a plan on May 28, 1996, an important element of which was a restructuring of the 6% Debentures through an exchange offer for cash and equity securities of the Company. Such plan is currently under review by the NASD; however, there can be no assurances as to whether the NASD will continue to allow the inclusion of the Common Stock on the Nasdaq NMS pending consummation, if any, of the Proposal.

THE TENDER AGREEMENT

  In April 1996, representatives of the Company contacted Loomis Sayles concerning a proposal for the exchange of the 6% Debentures for some combination of cash and equity securities of the Company. Following a series of discussions and negotiations between the Company, Loomis Sayles and Chanin & Company, an investment banking and advisory firm retained at the Company's expense by Loomis Sayles as its financial advisor (the "Financial Advisor"), and after approval by the Company's Board of Directors, the Company and Loomis Sayles entered into an agreement dated June 14, 1996 (the "Tender Agreement"), a copy of which is attached as Appendix A to this Proxy Statement.

  Pursuant to the Tender Agreement, and subject to certain conditions, the Company agreed to use its reasonable best efforts to initiate and complete the Offer on terms and conditions substantially similar to those described in this Proxy Statement, and Loomis Sayles agreed that the investors it advises would tender and not withdraw the 6% Debentures held by them pursuant to the Offer, subject to the satisfaction of certain conditions contained in the Tender Agreement. Such conditions to Loomis Sayles' obligations under the Tender Agreement include the requirements that (i) the Offer close no later than the day following stockholder approval of the Offer or as soon thereafter as permitted by the Securities and Exchange Commission (the "SEC") and applicable law; (ii) the Exchange Price (as defined below under the heading "The Proposal--Terms of the Offer") be between $4.00 and $7.50; (iii) not less than 95% of the outstanding 6% Debentures be tendered and not withdrawn; (iv) until the consummation of the Offer, the Company (a) shall have conducted its business only in the ordinary course and consistent with past practices and maintained its books and records in accordance with past practices; (b) shall not have, without the prior written consent of the Financial Advisor (after it has consulted with Loomis Sayles), (1) issued any equity securities or debt securities other than in connection with the transactions set forth in Exhibit A to the Tender Agreement; (2) amended its charter documents; (3) granted or issued any options, rights, warrants or convertible securities other than in connection with the transactions set forth in Exhibit A to the Tender Agreement; (4) declared or paid any dividends or made any other distribution to shareholders, reclassified outstanding shares, or reacquired any equity securities; (5) reorganized, sold or disposed of any significant amount of assets; (6) materially increased the level of compensation to any officer, director or employee; or (7) engaged in any transaction, other than the transactions set forth in Exhibit A to the Tender Agreement and the Offer, the Exchange and the Issuance, with the intention of affecting or influencing the trading price of StreamLogic's traded common stock or with the knowledge that the transaction could reasonably be expected to affect or influence the trading price of StreamLogic's traded common stock; and (c) shall not have agreed to do anything or take any action which could reasonably be expected to impede, prevent, restrict or otherwise make more difficult the Offer, the Exchange or the Issuance or any of the other transactions contemplated by the Tender Agreement; (v) the Company's Board of Directors shall have been expanded from four to seven members, one of whom shall be a person designated by Loomis Sayles until such time as investors advised by Loomis Sayles have transferred to persons who are not advised by Loomis Sayles 80% of the Common Stock and Warrants issued as part of the Tender Offer Consideration, and in elections of directors the Company's management shall include in its slate of recommended directors one director designated by Loomis Sayles (without in any way warranting that such director will be elected); (vi) the Company shall have paid certain Offer-related amounts including Loomis Sayles' legal fees and the Financial Advisor's fees;
(vii) there shall not have occurred any material and adverse change in (a) the business, operations, properties, assets, or condition (financial or otherwise) after the date of the Tender Agreement of StreamLogic or (b) the ability of StreamLogic to perform its obligations under this Agreement or to accomplish the Offer, the Exchange, or the Issuance; (viii) all required approvals from the Company's stockholders shall have been obtained, and (ix) the definitive documentation evidencing the Offer, Exchange and Issuance shall be reasonably satisfactory in form, substance and all other respects to Loomis Sayles and its legal counsel.

  The foregoing is a brief summary of certain provisions of the Tender Agreement. This summary is qualified in its entirety by reference to the Tender Agreement, which is attached hereto as Appendix A.

TERMS OF THE OFFER

  Tender Offer Consideration. Pursuant to the Proposal, StreamLogic intends to offer to exchange for each $1,000 principal amount of 6% Debentures tendered to the Company (i) $233.33 in cash, (ii) the number of shares of Common Stock equal in value to $520 calculated by using the average closing price of the Common Stock for the five trading days prior to the closing of the Offer (or an earlier five-day trading average, if required to satisfy regulatory requirements) (the "Exchange Price") as the value per share of Common Stock and (iii) five-year warrants ("Warrants") to purchase 40 shares of Common Stock at an exercise price initially equal to 150% of the Exchange Price, subject to certain rights of each Warrant holder to reduce such exercise price under certain circumstances on a one time basis (collectively, the "Tender Offer Consideration"). Although the Company has no current intention to do so, if it should modify the Tender Offer Consideration, the modified consideration would be paid with regard to all 6% Debentures accepted in the Offer, including those tendered before the announcement of the modification. Tendering holders of 6% Debentures will not receive fractional shares of Common Stock, or Warrants for fractional shares of Common Stock, in the Exchange but instead will receive an additional cash payment in lieu thereof.

  The Company will not pay accrued interest with respect to 6% Debentures that are tendered and accepted in the Offer. Holders of 6% Debentures that are accepted in the Offer will have no further right to receive any payment of accrued and unpaid interest in respect of the tendered securities. The Company will, however, be obligated to continue paying interest on any 6% Debentures that remain outstanding after the consummation of the Offer.

  Expiration. The Offer is expected to expire at 12:00 midnight, New York City time, on September , 1996 (the "Expiration Date"). StreamLogic will reserve the right, in its discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral (confirmed in
writing) or written notice of such extension to       , as exchange agent (the
"Exchange Agent"), and making a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that StreamLogic will exercise its right to extend the Offer or that the Offer will be otherwise extended. During any extension of the offer, all Debentures previously tendered pursuant thereto and not exchanged or withdrawn will remain subject to the Offer and may be accepted for exchange by StreamLogic at the expiration of the Offer subject to the right of a tendering holder to withdraw his Debentures. StreamLogic may also delay, amend or terminate the Offer.

  Conditions to the Exchange Offer. The obligation of StreamLogic to consummate the Offer will be subject to customary conditions, as well as the requirements that: (i) at least 95% in aggregate principal amount of the 6% Debentures shall have been validly tendered for exchange and not withdrawn (the "Minimum Tender Condition"); (ii) the Exchange Price shall not be greater than $7.50 nor less than $4.00 (the "Exchange Price Condition"); and (iii) there shall not have occurred any change or development involving a prospective change in or affecting the business or financial affairs of the Company which, in the sole judgment of the Board of Directors of the Company, would or might prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits to the Company of the Offer. The Company does not presently intend to consummate the Offer unless the Minimum Tender Condition and the Exchange Price Condition are satisfied. If the Minimum Tender Condition and/or the Exchange Price condition fail to be met, the Company shall have the right, in its sole discretion, to withdraw the Offer. However, if the Company elects, in its sole discretion, to waive or modify the Minimum Tender Condition or the Exchange Price Condition, the Company will publicly announce its decision to do so and, if that announcement is made within five business days of the previously scheduled Expiration Date, will extend the Expiration Date for at least five business days from the date of such announcement. Holders who have previously tendered their securities prior to any such announcement will be entitled to withdraw their 6% Debentures at any time prior to the Expiration Date.

  Registration Rights. Pursuant to the Offer, the Company will, prior to the consummation of the Offer, use its best efforts to file and cause to be declared effective a registration statement for the issuance of shares of Common Stock upon exercise of Warrants and the resales of such shares. In addition, the Company will use its best efforts to file and cause to be declared effective, for so long as any person receiving Tender Offer Consideration is an "affiliate" of the Company (as such term is defined in Rule 144 promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act")), a registration statement for the resales of the shares of Common Stock issued to such an affiliate pursuant to the Offer. Shares of Common Stock issued to non-affiliates of the Company pursuant to the Offer are expected to be freely tradable due to their issuance pursuant to Section 3(a)(9) under the Securities Act in exchange for freely tradable securities.

TRADING OF THE COMPANY'S SECURITIES

  The 6% Debentures are traded in the over-counter-market through Nasdaq under the symbol "MPO." On June 6, 1996, the last day prior to the date the Tender Agreement was publicly announced on which trades in the 6% Debentures were reported, the last sales price for the 6% Debentures on the over-counter-market was $55 per $100 face value. The Company's Common Stock is traded on the Nasdaq NMS under the symbol "STLC." The Company does not intend to list the Warrants on any securities exchange or on Nasdaq. After consummation of the Offer, the Company intends to terminate the registration of the 6% Debentures under Section 12(g) of the Securities Exchange Act of 1934, as amended.

                 PURPOSES AND CERTAIN EFFECTS OF THE PROPOSAL

  The purposes of the Offer are to: (i) enhance the Company's capital structure; (ii) allow the Company to invest its cash flow in its business rather than to service the indebtedness represented by the 6% Debentures; and
(iii) increase the Company's net tangible assets by more than $50 million, thereby enabling the Company to return to compliance with the minimum net tangible assets standard for continued inclusion of the Common Stock on the Nasdaq NMS.

  Stockholders should note certain special considerations relating to the issuance of the shares of Common Stock and Warrants, and payment of cash, pursuant to the Proposal and to the information included in this Proxy Statement, including the following:

  Dilution. If all of the 6% Debentures are tendered and accepted pursuant to the Offer, (i) the holders of 6% Debentures will hold, in the aggregate, (a) between 5,200,000 (assuming an Exchange Price of $7.50 per share) and 9,750,000 (assuming an Exchange Price of $4.00 per share) shares of Common
Stock representing between approximately     % and     % of the outstanding
shares of Common Stock, without taking into account Common Stock issuable in connection with the Warrants and (b) Warrants to purchase 3,000,000 shares of Common Stock representing, when exercised and taken together with the Common Stock issued as part of the Tender Offer Consideration, between approximately
    % (assuming an Exchange Price of $7.50 per share) and     % (assuming an
Exchange Price of $4.00 per share) of the Company's Common Stock, and (ii) the existing stockholders, taken as a whole, will retain their existing
shares of Common Stock, representing between approximately     % (assuming an
Exchange Price of $7.50 per Share) and     % (assuming an Exercise Price of
$4.00 per share) of the outstanding shares of Common Stock after consummation of the Offer, but prior to the exercise of any Warrants, and representing
approximately     % (assuming an Exchange Price of $7.50 per Share) and     %
(assuming an Exchange Price of $4.00 per share) of the outstanding shares of Common Stock assuming exercise of all the Warrants (in each case, based on the number of shares outstanding on the Record Date). Moreover, the Company also has outstanding options and warrants which, as of the Record Date were
exercisable for            shares of Common Stock. See Note 6 to the Company's
consolidated financial statements set forth in Appendix C hereto.

  Significant Stockholders. Following consummation of the Offer, Loomis Sayles
will advise investors holding between approximately     % (assuming an
Exchange Price of $7.50 per share) and     % (assuming an Exchange Price of
$4.00 per share), of the outstanding Common Stock, and between approximately
    % (assuming an Exchange Price of $7.50 per share) and     % (assuming an
Exchange Price of $4.00 per share) assuming exercise of all Warrants (in each case, based on the number of shares outstanding on the Record Date). In addition, the Company has agreed to include one person nominated by Loomis Sayles on its Board of Directors, and to include a person nominated by Loomis Sayles in management's slate of nominees in future elections, until such time as investors advised by Loomis Sayles have transferred to persons who are not advised by Loomis Sayles 80% of the Common Stock and Warrants issued in the aggregate to them as part of the Tender Offer Consideration. NASD representatives have advised the Company that, under NASD rules, the Issuance may be deemed to constitute a change in control of the Company.

  Change in Priority. The 6% Debentures are debt obligations of the Company and, accordingly, have priority over the Company's Common Stock with respect to payments in connection with any liquidation, dissolution or winding up of the Company. 6% Debentures tendered and accepted pursuant to the Offer will be exchanged, in part, for Common Stock and Warrants to purchase Common Stock. In any liquidation or reorganization of the Company under the United States Bankruptcy Code, such Common Stock and Warrants, as equity securities, will rank below all debt claims, including untendered 6% Debentures. Additionally, such Common Stock and Warrants will not be entitled to receive any payment or other distribution of assets upon the Company's liquidation or dissolution until satisfaction of the liquidation preference of any Preferred Stock (as defined below under the heading "Description of Tender Offer Consideration-- Description of Common Stock") that may then be outstanding. Thus, in a liquidation or dissolution, (i) all Common Stock issued (directly or upon exercise of any Warrants) as part of the Exchange will share ratably with the Company's other Common Stock and (ii) up to $75 million aggregate principal amount of 6% Debentures that, absent the Exchange, would be senior to the Common Stock will no longer be outstanding.

                         DESCRIPTION OF 6% DEBENTURES

  The 6% Debentures are issued under an Indenture, dated as of March 15, 1987 (the "Indenture"), between the Company and First Interstate Bank of California, as Trustee (the "Trustee"). The following is a summary of certain provisions of the Indenture. Any 6% Debentures that are not tendered in the Offer will continue outstanding on the terms of the Indenture.

  General. The 6% Debentures are unsecured, subordinated obligations of the Company, aggregating $75,000,000 in principal amount and maturing on March 15, 2012. The 6% Debentures bear interest at the rate of 6% per annum. Interest is payable semiannually on March 15 and September 15 of each year to the persons in whose names the 6% Debentures are registered at the close of business on the preceding March 1 and September 1, as the case may be.

  The 6% Debentures were issued in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

  Conversion Rights. The 6% Debentures (or portions thereof which are $1,000 or integral multiples thereof) are convertible into Common Stock at any time prior to redemption or maturity, currently at the conversion price of $48 1/2 per share, subject to adjustment as described below. The right to convert 6% Debentures called for redemption terminates at the close of business on any redemption date unless the Company defaults in making the payment due upon redemption, and will be lost if not exercised prior to that time. The conversion price is subject to adjustment in certain events, including (i) dividends (and other distributions) on the Company's Common Stock payable in capital stock of the Company, (ii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price (as defined), (iii) subdivisions, combinations and certain reclassifications of the Common Stock, and (iv) distributions to all holders of Common Stock of debt securities or assets of the Company or certain rights or warrants to purchase securities of the Company (excluding those rights and warrants referred to above and dividends and distributions paid in cash out of the current or retained earnings of the Company). The Company is not required to make adjustments in the conversion price of less than 1% of such price, but any adjustment that would otherwise be required to be made will be taken into account in the computation of any subsequent adjustment. The Company may at any time reduce the conversion price by any amount.

  In case of certain consolidations or mergers to which the Company is a party or the transfer or lease of all or substantially all of the assets of the Company, each 6% Debenture then outstanding would, without the consent of any holders of 6% Debentures (the "Holders"), become convertible only into the kind and amount of securities, cash or other property which the Holder would have owned immediately after the transaction if he had converted such 6% Debenture immediately prior to such consolidation, merger or transfer (assuming such Holder of Common Stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of the non-electing shares and assuming such Holder was not a party to the transaction or an affiliate of such a party).

  Subordination of 6% Debentures. The 6% Debentures are subordinated in right of payment and subject, to the extent set forth in the Indenture, to the prior payment in full of all existing and future Indebtedness (as defined below). No payments on account of principal of (or premium, if any) or interest on the 6% Debentures may be made if there has occurred and is continuing a default in the payment of an aggregate of $5,000,000 principal or interest with respect to any Indebtedness, or a default or an event of default with respect to an aggregate of $5,000,000 principal or interest of Indebtedness resulting in the acceleration of the maturity thereof. Upon any acceleration of the payment of the 6% Debentures or any payment or distribution of assets of the Company to creditors resulting from any liquidation, dissolution, winding up or reorganization of the Company (whether in bankruptcy, reorganization, insolvency or receivership proceedings or, upon an assignment for the benefit of creditors, or otherwise), the holders of all Indebtedness will be first entitled to receive payment in full

(or such payment must be provided for) of all amounts due or to become due thereon before the Holders are entitled to receive any payment upon the principal (or premium, if any) or interest on the 6% Debentures. By reason of such subordination, in the event of insolvency general creditors of the Company may recover more, ratably, than Holders.

  "Indebtedness" is defined to mean (i) the principal of (and premium, if any) and interest on all indebtedness of the Company (other than the 6% Debentures), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, which is for money borrowed or which is evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets, (ii) obligations of the Company as lessee under leases required to be capitalized under generally accepted accounting principles, (iii) any indebtedness of others, of the kind described in the preceding clauses, for the payment of which the Company is responsible or liable as guarantor, and (iv) any obligations or indebtedness with respect to amendments, renewals, extensions, modifications and refundings of any such obligations or indebtedness; unless, with certain exceptions, in any instrument or instruments evidencing such obligation or indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is provided that such obligation or indebtedness is not superior in right of payment to the 6% Debentures.

  Redemption. The 6% Debentures are redeemable, otherwise than through the sinking fund, upon not less than 30 or more than 60 days' notice by mail, at any time prior to maturity as a whole or in part, at the election of the Company. Such redemption, if any, shall be at a redemption price equal to 100.6% of the principal amount to the extent 6% Debentures are redeemed in the 12-month period beginning March 15, 1996 and thereafter at 100% of the principal amount, together in each case with accrued interest to the redemption date (subject to the right of Holders of record on regular record dates to receive interest due on an interest payment date that is on or prior to the redemption date).

  Sinking Fund. The 6% Debentures are redeemable through the operation of a sinking fund on March 15, 1997, and on March 15 in each year thereafter to and including March 15, 2011, upon no less than 30 nor more than 60 days' notice by mail, at a sinking fund redemption price equal to 100% of the principal amount thereof plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date). Prior to March 15 of each of the years 1997 to 2011, inclusive, the Company will pay to the Trustee, for a sinking fund, cash sufficient to redeem on such date 5% of the aggregate principal amount of the 6% Debentures issued, provided that 6% Debentures converted pursuant to the Indenture or reacquired or redeemed by the Company (other than 6% Debentures redeemed through the sinking fund) may be used, at the principal amount thereof, to reduce the amount of any sinking fund payment. Sinking fund payments are to be applied to redeem 6% Debentures.

  Consolidation, Merger and Sale of Assets. The Indenture provides that the Company may, without the consent of the Holders, consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any person, provided that in any such case (i) the successor person shall be a corporation and such person shall assume by a supplemental indenture the Company's obligations under the Indenture, and (ii) immediately after giving effect to such transaction, no default shall exist. Upon compliance with these provisions by a successor, the Company (except in the case of a lease) would be relieved of its obligations under the Indenture and the 6% Debentures.

  Modification and Waiver. Subject to certain exceptions, modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding 6% Debentures; provided, however, that no such modification or amendment may, without the consent of the Holder of each 6% Debenture affected thereby, (i) change the stated maturity date of the principal of or the due date of any installment of interest on any 6% Debenture, or adversely affect the right to convert any 6% Debenture, (ii) reduce the principal amount of (or the premium) or interest on any 6% Debenture, (iii) change the currency for payment of principal of (or premium) or interest on any 6%

Debenture, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any 6% Debenture, (v) modify the subordination provisions in a manner adverse to the Holder of any 6% Debenture, (vi) reduce the above-stated percentage of outstanding 6% Debentures necessary to modify or amend the Indenture, (vii) reduce the percentage of aggregate principal amount of outstanding 6% Debentures necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or
(viii) modify (with certain exceptions) any provisions of the Indenture relating to the modification and amendment of the Indenture or waiver of compliance with conditions and defaults thereunder.

  The Holders of a majority in aggregate principal amount of the outstanding 6% Debentures may waive compliance by the Company with certain restrictive provisions of the 6% Debentures and any existing default under the Indenture, except a default in the payment of principal, premium or interest or in respect of a covenant or provisions which cannot be modified or amended without the consent of each of the Holders of affected 6% Debentures.

  Events of Default. The following are "Events of Default" under the
Indenture: (i) failure to pay principal of (or premium, if any, on) any 6% Debenture when due, (ii) failure to pay any interest on any 6% Debenture when due, continued for 30 days, (iii) failure to deposit any sinking fund payment when due, continued for 10 days or failure to deposit any redemption payment when due, (iv) failure to perform any other covenant or warranty of the Company continued for 60 days after written notice as provided in the Indenture, (v) acceleration of any indebtedness of the Company for borrowed money in excess of $5,000,000 pursuant to the terms of any agreement or instrument under which such indebtedness is issued, if acceleration is not annulled within 30 days after written notice, and (vi) certain events of bankruptcy, insolvency or reorganization in respect of the Company.

  If an Event of Default occurs and is continuing, either the Trustee or the Holders of a majority in aggregate principal amount of the outstanding 6% Debentures may declare all of the 6% Debentures to be due and payable immediately; provided, however, that the Holders of a majority in aggregate principal amount of outstanding 6% Debentures may rescind and annul such acceleration under certain circumstances.

  No Holder has any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder has previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding 6% Debentures shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee has not received from the Holders of a majority in aggregate principal amount of the outstanding 6% Debentures a direction inconsistent with such request and has failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder for the enforcement of payment of the principal of (and premium, if any) or interest on such 6% Debenture on or after the respective due dates expressed in such 6% Debenture or of the right to convert such 6% Debenture in accordance with the Indenture.

  The Company is required to furnish to the Trustee annually a statement as to any default under the Indenture and must notify the Trustee upon the occurrence of any default.

  Applicable Law. The 6% Debentures and the Indenture are governed by and construed in accordance with the laws of the State of California.

                   DESCRIPTION OF COMMON STOCK AND WARRANTS

DESCRIPTION OF COMMON STOCK

  Common Stock. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Subject to preferences which may be applicable to any shares of the Company's Preferred Stock, $1.00 par value ("Preferred Stock"), outstanding at that time, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Company's Board of Directors out of funds legally available therefor and, in the event of the liquidation or dissolution of the Company, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities. The shares of Common Stock outstanding are, and the shares to be issued as part of the Issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

  The Company is authorized to issue 50,000,000 shares of its Common Stock, $1.00 par value. At the close of business on the Record Date, there were shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

  Share Purchase Rights Plan. In May 1989, the Company adopted a Rights Agreement (the "Rights Agreement") pursuant to which Common Stock Purchase Rights ("Rights") were distributed to stockholders, which Rights Agreement was amended in October 1995, in March 1996 and in June 1996. When exercisable, each Right entitles the registered holder to purchase from the Company one share of Common Stock at a price of $40.00 per share, subject to adjustment. Currently, the Rights attach to all outstanding shares of Common Stock, and no separate Rights Certificates have been distributed. The Rights will become exercisable and will detach from the Common Stock following an event in which any person or group, with certain exceptions, acquires 20% or more of the Company's Common Stock, or announces a tender or exchange offer which, if consummated, would result in that person or group owning at least 30% of the Company's Common Stock. If such a person or group acquires 20% or more of the Company's Common Stock (except pursuant to certain cash tender offers for all of the Company's Common Stock), each Right will entitle the holder of a Right, other than Rights that are or were acquired or beneficially owned by the 20% stockholder (which rights will thereafter be void), to purchase, at the Right's then current exercise price, the Company's Common Stock in an amount having a market value equal to twice the exercise price. Similarly, with certain exceptions, if the Company merges or consolidates with or sells 50% or more of its assets or earning power to another person, each Right then will entitle the holder to purchase, at the Right's then current exercise price, the stock of the acquiring company in an amount having a market value equal to twice the exercise price. The Rights do not have voting or dividend rights, and until they become exercisable, have no dilutive effect on the earnings of the Company. The Company may redeem the rights at $0.01 per Right, subject to adjustment, at any time on or prior to the tenth day, unless extended, after acquisition by a person or group of 20% or more of the Company's outstanding Common Stock. The Rights will expire on May 18, 1999, unless earlier redeemed. This plan is designed to deter potentially coercive takeover attempts.

  Each share of Common Stock issued, whether immediately or upon exercise of any Warrants, as part of the Tender Offer Consideration will have attached to it one Right. The June 1996 amendment of the Rights Agreement provides that the Tender Agreement, the Offer, the Exchange and the Issuance do not cause the Rights to become exercisable or detach from the Common Stock.

DESCRIPTION OF WARRANTS

  If the Offer is consummated, the Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") by and between the Company and
          , as warrant agent (the "Warrant Agent"). The following is a summary of the material provisions of the Warrant Agreement and the warrant certificate attached thereto (the "Warrant Certificate"), which summary does not purport to be complete, and is qualified in its entirety by reference to the Warrant Agreement and the Warrant Certificate, the forms of which are attached hereto as Appendix B.

  General. Each Warrant will entitle the holder thereof to purchase 40 shares of Common Stock (each such share, a "Warrant Share"), subject to the antidilution provisions described below. Initially, the exercise price of each Warrant shall be 150% of the Exchange Price (the "Exercise Price"). The exercise price of each Warrant, however, is subject to certain adjustments pursuant to the "Reset Option" and/or the antidilution provisions described below. Warrants will be exercisable during an "Exercise Period" that will begin upon the Warrants' issuance pursuant to the Exchange and end at 5:00 p.m. New York City time on the fifth anniversary of such issuance, subject to the "Warrant Exercise Option" described below. Unless exercised, Warrants will automatically expire at the end of the Exercise Period.

  During the first year after the Exchange, each time the average closing price of the Company's Common Stock is less than 65% of the Exercise Price (after taking into account any stock splits, consolidations or similar transactions and excluding the highest and lowest closing price) for a period of five consecutive trading days (such average price is the "Reset Price"), each Warrant holder shall have the option (the "Reset Option") to adjust the exercise price of its Warrants to equal 150% of the Reset Price (the "Reset Adjusted Price"); provided, however, that each Warrant can be reset only one time. Any Warrant holder who desires to exercise its Reset Option must do so by giving the Warrant Agent written notice of such exercise within five business days after the applicable period during which the average Common Stock closing price was below 65% of the Exchange Price.

  If, at any time, the closing price of the Company's Common Stock exceeds 125% of the Exercise Price (after taking into account any stock splits, consolidations or similar transactions and excluding the highest and lowest closing price) for a period of five consecutive trading days, the Company shall have the option (the "Warrant Exercise Option") to require the Warrant holders either to (i) exercise their Warrants at the Exercise Price (or, to the extent applicable to any particular Warrants, the Reset Adjusted Price) or
(ii) cancel such holders' Warrants. The Company shall exercise the Warrant Exercise Option by giving the Warrant Agent written notice of such exercise within five business days of the applicable period during which the average Common Stock closing price exceeded 125% of the Exercise Price.

  The Company has authorized and has agreed to maintain for issuance such number of Shares of Common Stock as shall be issuable upon the exercise of all outstanding Warrants. Such Common Stock, when issued, will be duly and validly issued and fully paid and nonassessable.

  No fractional shares will be issued upon exercise of Warrants. If any fraction of a Warrant Share would, but for the foregoing provision, be issuable upon the exercise of any Warrants, the Company will pay to the applicable Warrant holder an amount in cash equal to: (i) such fraction, times
(ii) the current market value of any fractional shares otherwise issuable.

  Warrant holders will have no right to vote on matters submitted to the Company's stockholders and will have no right to receive any cash dividends. Warrant holders will not be entitled to share in the Company's assets in the event of the liquidation, dissolution or winding up of the Company's affairs.

  The Common Stock is authorized for inclusion on the Nasdaq NMS under the symbol "STLC," and the Company intends to apply for such inclusion of the Warrant Shares, subject to notice of issuance. The Company does not intend to apply for listing of the Warrants on any national securities exchange or for inclusion on Nasdaq.

REGISTRATION OF WARRANT SHARES

  The Company is required under the terms of the Tender Agreement to file and use its best efforts to have declared effective upon the closing of the Exchange a registration statement covering the Warrant Shares, which registration statement shall, subject to certain "black-out" periods, remain effective (i) for a period of five years, plus the duration of any black-out periods, or (ii) to the extent it is determined that all Warrant Shares and other shares of Common Stock issued as part of the Tender Offer Consideration are freely tradable without such registration statement, for such shorter period of time as may be deemed necessary.

ANTIDILUTION

  The number of Warrant Shares issuable upon the exercise of each Warrant and the Exercise Price or the Reset Adjusted Price, as applicable, are subject to adjustment in certain events, including (i) a dividend or distribution on the Company's Common Stock in Common Stock, or a split, combination, subdivision or reclassification of Common Stock, (ii) the issuance of Common Stock, or rights, options or warrants to purchase Common Stock or securities convertible into, or exchangeable for, Common Stock, for consideration that is less than the then current market price of Common Stock (determined with reference to the average closing price, excluding the highest and lowest closing price, of the Company's Common Stock for the 20 trading days immediately preceding such issuance), (iii) decreases in the exercise price or increases in the conversion rate of existing options to purchase Common Stock or securities exchangeable or convertible into Common Stock; (iv) the distribution of cash, evidence of indebtedness or other property or assets (other than out of retained earnings) to holders of Common Stock and (v) redemptions or purchases of Common Stock by the Company at a price in excess of the then current market price of Common Stock (determined with reference to the average closing price, excluding the highest and lowest closing price, of the Company's Common Stock for the 20 trading days immediately preceding such purchase or redemption). No adjustment in the number of Warrant Shares issuable upon exercise of the Warrants, or the Exercise Price or the Reset Adjusted Price, as applicable, will be required unless such adjustment would require an increase or decrease of at least 1% in the number of Warrant Shares or to the Exercise Price or the Reset Adjusted Price; provided, however, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment. In addition, in the event of certain mergers, consolidations or sales of assets, holders of Warrants will thereafter be entitled to receive such securities or other consideration as they would have been entitled if they had exercised their Warrants immediately prior thereto.

AMENDMENT

  From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interest of holders requires the written consent of registered holders of a majority of the then outstanding Warrants.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information as of    , 1996 regarding
beneficial ownership of the Common Stock of the Company by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer and certain other executive officers and (iv) the Company's executive officers and directors as a group.

                                              AMOUNT AND NATURE OF   PERCENT OF
NAME OF BENEFICIAL OWNER(1)                  BENEFICIAL OWNERSHIP(2)   CLASS
- ---------------------------                  ----------------------- ----------
Ryback Management Corporation(3)............                               %
 7711 Carondlet Avenue, Box 16900
 St. Louis, Missouri 63105
State of Wisconsin Investment Board.........
 P.O. Box 7842
 Madison, Wisconsin 53707
Richard C. Perry............................
 2635 Century Parkway, N.E.
 Suite 1000
 Atlanta, Georgia 30345
DIRECTORS
J. Larry Smart (CEO)........................
Ericson M. Dunstan..........................
Chriss W. Street............................
S. Kenneth Kannappan........................
EXECUTIVE OFFICERS
Taroon C. Kamdar............................
Barbara V. Scherer..........................
Donald L. McDonell..........................
All Directors and Executive Officers as a
 Group (8 persons)..........................

- --------
 *Less than 1%
(1) Unless otherwise indicated, the address for each named person is c/o StreamLogic Corporation, 21329 Nordhoff Street, Chatsworth, California 91311.
(2) Information with respect to beneficial ownership is based on information furnished to the Company by each person included in the table, or based on the most recent filings on Schedules 13D or 13G with the Securities and
    Exchange Commission reporting beneficial ownership as of      , 1996,
    available at the date of this Proxy Statement. Except as indicated in the notes to the table, each stockholder included in the table has sole voting and dispositive power with respect to the shares shown to be beneficially owned by the stockholder, subject to community property laws where applicable.
(3) Shares held in a fiduciary capacity by Ryback Management Corporation
    and/or Lindner Fund, Inc. Of the shares owned,        are directly owned,
           are indirectly owned due to the ownership of warrants currently
    exercisable at $4.00 per share and     are indirectly owned due to the
    ownership of 6% Debentures. As set forth in the Schedule 13D filed with the Securities and Exchange Commission by Ryback Management Corporation, Eric E. Ryback is the President of Ryback Management Corporation.
(4) Includes     shares of Common Stock subject to options that were
    exercisable on, or within 60 days after,    , 1996.

(5) Includes     shares of Common Stock subject to options that were
    exercisable on, or within 60 days after,     , 1996.
(6) Includes     shares of Common Stock subject to options that were
    exercisable on, or within 60 days after,     , 1996.
(7) Includes     shares of Common Stock subject to options that were
    exercisable on, or within 60 days after,     , 1996.
(8) Includes     shares of Common Stock subject to options that were
    exercisable on, or within 60 days after,     , 1996.

                   CERTAIN FINANCIAL AND RELATED INFORMATION

  Historical audited financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as pro forma financial statements illustrating the effect of the Offer, Exchange and Issuance, are included in Appendix C to this Proxy Statement.

                               REQUIRED CONSENT

  The affirmative consent of the holders of a majority of the outstanding shares of Common Stock outstanding as of the Record Date of the Company is required to approve the Proposal.

                   RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors recommends that the stockholders vote to approve the Proposal. The Board of Directors believes that the Proposal is in the best interests of the Company and its stockholders.

  ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING CONSENT CARDS IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          Ericson M. Dunstan
                                          Secretary

Chatsworth, California
      , 1996

                                                                     APPENDIX A

                                                                  June 14, 1996

CONFIDENTIAL

StreamLogic Corporation
21211 Nordhoff Street
Chatsworth, California 91311
Attention: Mr. Larry Smart

               Agreement re: Tender Offer for All Outstanding 6%
                 Convertible Subordinated Debentures Due 2012

Dear Mr. Smart:

  This letter sets forth our mutual understanding and agreement with respect to (i) a tender offer (the "Tender Offer") by StreamLogic Corporation ("StreamLogic") for all of the outstanding 6% Convertible Subordinated Debentures due 2012 previously issued by StreamLogic (the "Debentures") and
(ii) the terms upon which the institutional clients advised by Loomis Sayles & Co., L.P. would be willing to tender the Debentures they hold into the Tender Offer. The institutional clients advised by Loomis Sayles and Co., L.P., collectively, hold 79% of all of the Debentures. Hereinafter, (i) Loomis Sayles & Co., L.P. shall be referred to as "Loomis Sayles" and (ii) "per Debenture" means per $1000 face amount of Debentures.

  1. The Tender Offer. Subject to paragraph 6 of this letter, StreamLogic shall take every reasonable effort to initiate and complete the Tender Offer. The Tender Offer shall be an offer for all of the outstanding Debentures and shall exchange all tendered Debentures for cash, common stock and warrants, on the terms and conditions described below. Loomis Sayles shall use its best efforts to assist StreamLogic in obtaining all approvals necessary for completion of the Tender Offer and the transactions contemplated thereby.

  2. Timing. StreamLogic shall make the Tender Offer to all holders of the Debentures, for all of the Debentures, no later than July 1, 1996 assuming no shareholder approval is required. If shareholder approval is required, the Tender Offer shall be made no later than ten days after the mailing of a proxy statement to StreamLogic's shareholders. StreamLogic should use its best efforts to expedite preparation of a proxy statement to its shareholders if required. The Tender Offer shall close no later than August 24, 1996 assuming no shareholder approval is required and on the day following shareholder approval if such approval is required or as soon thereafter as permitted by the Securities and Exchange Commission ("SEC") and applicable law. The date on which the Tender Offer is required to close shall hereinafter be referred to as the "Closing Date". The exchange of the tendered Debentures for cash, common stock and warrants on the terms and conditions described below (the "Exchange") shall occur no later than 10 days after the Closing Date. The date of the Exchange shall hereinafter be referred to as the "Exchange Date."

  3. Exchange of Debentures for Cash. Common Stock and Warrants. In the Tender Offer the Company shall offer to each holder of Debentures the right to exchange for each Debenture (including interest on the Debentures which is accrued and unpaid on the Exchange Date):

    (i) cash in the amount of $233.33 per Debenture;

    (ii) that number of shares of StreamLogic's common stock ("Exchange Shares") equal to $520.00 per Debenture calculated by using the average of the closing price of StreamLogic's common stock for the 5 trading days prior to the Closing Date or such earlier 5 day trading average as required by the SEC (the "Exchange Price"); provided that the maximum number of Exchange Shares per Debenture will be 130.0 shares and the minimum number of Exchange Shares per Debenture will be 69.33333 shares; and

    (iii) warrants to purchase 40 shares of StreamLogic's common stock (the "Warrants") per Debenture. The Warrants shall be exercisable at any time before the fifth anniversary of the date of the Exchange and shall have an initial exercise price equal to 150% of the Exchange Price (the "Exercise Price"). Each time prior to the first anniversary of the Exchange that the average (excluding the highest price and the lowest price) closing price of StreamLogic's common stock for a period of 5 consecutive trading days (the "Reset Period") is less than 65% of the Exchange Price (the "Reset Price"), each holder of Warrants shall have the option (the "Reset Election") to adjust the exercise price of the Warrants held by such holder to 150% of the Reset Price, provided that a holder of Warrants may exercise this option no more than one time. An agent shall be appointed to handle the mechanics of the transmission and exchange of the warrants (the "Warrant Agent"). The holder of the Warrants must give notice to the Warrant Agent of its intent to exercise the Reset Election within 5 business days following the last day of the Reset Period. Notice of exercise of the Reset Election shall be given by facsimile and perfected by delivery of the Warrant to the Warrant Agent. Each Warrant shall be legended to reflect the terms of the Reset Election and shall be exchanged by the Warrant Agent for a Warrant deleting references to the Reset Election upon exercise of the Reset Election with respect to such Warrant. If at any time for a period of 5 consecutive trading days the average (excluding the highest price and the lowest price) closing price of StreamLogic's common stock exceeds 125% of the Exercise Price (after taking into account any stock splits, consolidations or similar transactions) (the "Option Period"), Streamlogic shall have the option (the "Warrant Exercise Option") to require the holders of the Warrants either to exercise the Warrants held by such holder at the Exercise Price, or the Reset Price if a Reset Price has been set, or to cancel the Warrants. StreamLogic shall exercise such option within five (5) business days following the last day of the Option Period.

    All shares of StreamLogics's common stock issued pursuant to exercise of the Warrants shall be referred to as the "Warrant Shares." The Warrants will be issued pursuant to a Warrant Agreement which shall be satisfactory in form and substance to Loomis Sayles and shall have provisions customarily included in warrants of this type including, without limitation, the following:

      (A) StreamLogic shall adjust the number of Warrant Shares to be issued upon exercise of a Warrant to avoid dilution of the interests of the holders of the Warrants which might result from stock splits, consolidations, reclassifications and similar transactions of StreamLogic's common stock.

      (B) StreamLogic shall adjust, on a weighted average basis, the number of Warrant Shares to be issued upon exercise of a Warrant to avoid dilution which might result from any of the following:

        (1) issuance of securities, options or convertible securities for less than fair value determined with reference to the average (excluding the highest price and the lowest price) closing price of StreamLogic's common stock for the 20 trading days immediately prior to the issuance thereof;

        (2) redemption of any stock for more than fair value determined with reference to the average (excluding the highest price and the lowest price) closing price of StreamLogic's common stock for 20 trading days immediately prior to the issuance thereof;

        (3) changes in the exercise price or conversion rate of options to purchase StreamLogic's common stock or securities exchangeable or convertible into StreamLogic's common stock; and

        (4) dividends and distributions to holders of StreamLogic's common stock.

      Notwithstanding the foregoing, no adjustments shall be made pursuant to this section 3 (iii) (A) and (B) on account of the transactions set forth on Exhibit A.

  4. Registration. On the Exchange Date, StreamLogic shall deliver to holders of Debentures tendered pursuant to the Tender Offer Exchange Shares and upon exercise of the Warrants StreamLogic shall deliver Warrant Shares which are and at all times in the future will be freely tradeable to any person and without having to comply with any holding periods, volume limits or restrictions as to the transfer of such Exchange Shares and Warrant Shares imposed under the securities laws. StreamLogic shall take each such measure as may be necessary or reasonably appropriate to cause the Exchange Shares and the Warrant Shares to be freely tradeable at all times including, without limitation, preparation of a shelf registration statement. A shelf registration statement shall be effective for a period of five years from the Exchange Date or such shorter period of time if it is determined that all Warrant Shares and Exchange Shares are freely tradeable without the necessity of having a registration statement and prospectus available. Once during each twelve month period that a shelf registration covering the Warrant Shares and Exchange Shares is in effect, StreamLogic may provide notice to the holders of the Warrants and Exchange Shares that the shelf registration will not be available for a period of up to 90 consecutive days (a "Withdrawal Election"). In the event that StreamLogic makes a Withdrawal Election, the number of days that the Withdrawal Election is in effect shall be added to the five year term of the self registration statement. Warrants will not be exercisable during the period of any Withdrawal Election. StreamLogic shall pay all costs and expenses in connection with the registration of the Exchange Shares and the Warrant Shares, if registration is necessary, and each other measure taken by StreamLogic.

  5. Agreement to Tender. The institutional clients advised by Loomis Sayles and that hold Debentures will tender all of the Debentures held by them to StreamLogic pursuant to the Tender Offer and not withdraw prior to August 12, 1996 the tender of any Debentures held by them, if (i) the Tender Offer includes each of the terms described in paragraphs 1 through 4 above and (ii) each of the following terms and conditions are met to the satisfaction of Loomis Sayles:

    (a) The Exchange Price shall not be (i) greater than $7.50 nor (ii) less than $4.00.

    (b) The Tender Offer shall be for all of the then outstanding Debentures and on the date of the Closing Date not less than 95% of the then outstanding Debentures shall have been irrevocably tendered to the Company pursuant to the Tender Offer unless Loomis Sayles subsequently agrees to a lower percentage.

    (c) StreamLogic shall have reserved a sufficient number of shares of common stock to accommodate the issuance of the Exchange Shares and the Warrants to all holders of the Debentures. The Tender Offer, the Exchange and the issuance of the Exchange Shares and the Warrants shall have been approved and authorized by all necessary and appropriate corporate and regulatory action, including, without limitation, (i) authorization and approval by the shareholders, if necessary, and board of directors of StreamLogic of the Tender Offer, the Exchange and the issuance of the Exchange Shares and the Warrants and (ii) making such amendments and modifications of StreamLogic's charter documents as may be necessary or appropriate to consummate the transactions contemplated herein.

    (d) StreamLogic's board of directors shall have been expanded to seven members, of which one member shall be the person designated in writing by Loomis Sayles. StreamLogic and its management shall also have agreed that StreamLogic management will include in its slate of persons nominated to be directors for election at the next meeting of shareholders one person designated in writing by Loomis Sayles. In the event that the institutional clients of Loomis Sayles transfer more than 80% of the Exchange Shares and Warrants to persons who are not advised by Loomis Sayles, then Loomis Sayles' right to nominate a director shall terminate.

    (e) StreamLogic shall have complied with all applicable requirements of state and federal securities laws and the NASDAQ National Market System in connection with the Tender Offer, the Exchange and the issuance of the Exchange Shares and the Warrants.

    (f) On the Exchange Date and assuming that the Exchange has not occurred, the Company's authorized capital stock shall consist solely of 2,000,000 shares of preferred stock and 50,000,000 shares of common stock (together, the "Capital Stock"), of which only 15,774,967 shares of common stock will be outstanding, exclusive of the number of shares that become outstanding as a result of the transaction and the exercise of options and warrants specified on Exhibit A. After giving effect to transaction and the exercise of all outstanding options and warrants including those set forth on Exhibit A, there shall be outstanding no more than 21,798,108 shares of common stock and no other equity securities of StreamLogic outstanding. No preferred stock shall be outstanding on the Exchange Date.

    (g) All governmental and third party approvals to the Tender Offer, the Exchange and the issuance of the Exchange Shares and the Warrants contemplated herein shall have been obtained and be in full force and effect and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Tender Offer, the Exchange or the issuance of the Exchange Shares and the Warrants as contemplated herein. Loomis Sayles will take all actions reasonably necessary to assist StreamLogic in obtaining such approvals.

    (h) The definitive documentation evidencing the Tender Offer, the Exchange, the issuance of the Exchange Shares and the Warrants and related transactions shall be reasonably satisfactory in form, substance and all other respects to Loomis Sayles and its counsel.

    (i) Until the Exchange Date, the Company (i) will conduct its business only in the ordinary course and consistent with past practices and will maintain its books and records in accordance with past practices; and (ii) will not, without the prior written consent of Chanin & Company (after it has consulted with Loomis Sayles), (A) issue any equity securities or debt securities other than in connection with the transactions set forth in Exhibit A; (B) amend its charter documents except as provided herein; (C) grant or issue any options, rights, warrants or convertible securities other than in connection with the transactions set forth in Exhibit A; (D) declare or pay any dividends or make any other distribution to shareholders, reclassify outstanding shares, or reacquire any equity securities; (E) reorganize, sell or dispose of any significant amount of assets; (F) materially increase the level of compensation to any officer, director or employee; or (G) engage in any transaction, other than the transactions set forth in Exhibit A, the Tender Offer, the Exchange and the issuance of the Exchange Shares and the Warrants and the other transactions described herein, with the intention of affecting or influencing the trading price of Stream Logic's traded common stock or with the knowledge that the transaction could reasonable be expected to affect or influence the trading price of StreamLogic's traded common stock; and (iii) will not agree to do anything or take any action which could reasonably be expected to impede, prevent, restrict or otherwise make more difficult the Tender Offer, the Exchange, the issuance of the Exchange Shares or Warrants or any of the other transactions contemplated herein.

    (j) Until the Exchange Date, Chanin & Company and its agents and independent contractors shall have unlimited access to the properties, books and records of StreamLogic for the purposes of conducting such investigations, appraisals or audits as Chanin & Company deems necessary or advisable in the circumstances. The Company shall not terminate or breach its letter agreement with Chanin & Company dated April 24, 1996 prior to the Exchange Date.

    (k) On the Exchange Date, StreamLogic shall have paid (i) all amounts then due and owing to Chanin & Company pursuant to the letter agreement dated April 24, 1996 and (ii) all amounts then due and owing to Heller Ehrman White & McAuliffe pursuant to its agreement dated April 22, 1996 and
  (iii) all reasonable out of pocket fees and expenses of Loomis Sayles incurred in connection with the preparation and negotiation of this Agreement or in connection with the Tender Offer, the Exchange, the issuance of the Exchange Shares and the Warrants or transactions related thereto. StreamLogic shall pay all of its own expenses (including, without limitation, fees and expenses of counsel) incurred by StreamLogic in connection with this Agreement, the Tender Offer, the Exchange, the issuance of the Exchange Shares and Warrants or transactions related thereto.

    (l) There shall not have occurred any material and adverse change in (i) the business, operations, properties, assets, or condition (financial or otherwise) after the date of this letter agreement of StreamLogic or (ii) the ability of StreamLogic to perform its obligations under this Agreement or to accomplish the Tender Offer, the Exchange, the issuance of the Exchange Shares and Warrants or other transactions contemplated herein or related thereto.

    (m) StreamLogic shall negotiate and implement amendments to the March, 1987 Indenture between Micropolis Corporation and First Interstate Bank of California and, if necessary, StreamLogic's charter documents which are satisfactory to Loomis Sayles and to StreamLogic.

    (n) This Agreement shall not be effective unless executed by Loomis Sayles and Streamlogic, and a fully executed copy of this Agreement is delivered to Loomis Sayles, or its counsel, prior to midnight on June 14, 1996.

    (o) Any press release by Loomis Sayles or StreamLogic concerning the terms set forth in this letter shall be subject to the prior reasonable approval of the other party.

    (p) All matters referred to herein are subject to and conditioned upon
  (i) compliance with all applicable laws and (ii) the consistency of the terms hereof with any material rights of any third parties or the unconditional consent to the Tender Offer, the Exchange, the issuance of the Exchange Shares and Warrants and each other transaction contemplated herein or related thereto of third parties whose material rights are not consistent with the transactions contemplated herein.

    (q) Loomis Sayles shall be satisfied that the common stock of StreamLogic will continue to be listed and quoted by the NASDAQ-National Market System.

    (r) There shall not be pending, instituted or threatened any legal action or administrative proceedings before any court or governmental agency, by any governmental agency challenging the Tender Offer.

    (s) StreamLogic shall have obtained all required approvals by its shareholders.

    (t) The Trustee shall not have objected in any respect to, or taken any action that could, adversely affect the consummation of the Tender Offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in the making of the Tender Offer or the acceptance of, or payment for, any of the Debentures.

  6. StreamLogic's obligations to complete the Tender Offer shall be subject to each of the following terms and conditions:

    (a) The Exchange Price shall not be (i) greater than $7.50 nor (ii) less than $4.00.

    (b) The conditions set forth in Sections 5(g), 5(l), 5(r), 5(s) and 5(t) of this letter.

    (c) The definitive documentation evidencing the issuance of the Warrants shall be reasonably satisfactory in form, substance and in all other respects to StreamLogic.

    (d) Compliance with all applicable laws.

    (e) The continued listing and quotation of StreamLogic's common stock on the NASDAQ-National Market System.

  Nothing expressed or referred to in this letter agreement will be construed to give any person other than the parties signing this letter any legal or equitable right, remedy or claim under or with respect to this letter agreement or any provision of this letter agreement. This letter and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this letter agreement and their successors and assigns.

                               ----------------

  If this letter is satisfactory to you as a basis for proceeding with the Tender Offer, on the terms and conditions described above, please so signify on the enclosed copy of this letter and return it to us at the above address. We reserve the right to withdraw this letter at any time before it is accepted.

                                          Loomis Sayles

                                          Loomis, Sayles & Co., L.P.

                                          By: Loomis, Sayles & Co., Inc.

                                           By Frederick D. Vyn
                                           Its Vice President

AGREED:

STREAMLOGIC:

STREAMLOGIC CORPORATION

By J. Larry Smart
 Title: President, CEO

                                   EXHIBIT A

                                                            NO. OF SHARES,
                     TRANSACTION                          OPTIONS, WARRANTS
                     -----------                          -----------------
Shares to be Issued to FWB at Closing in early July
 1996 (subject to adjustment
 120 days after FWB Closing)..........................                1,256,123

Warrants outstanding to Salomon as of June 13, 1996...    80,081 at an exercise
                                                       price of $5.00 per share

Warrants outstanding to Linder as of June 13, 1996.... 1,500,000 at an exercise price of $4.00 per share
STOCK OPTIONS:
StreamLogic Option....................................                  787,200

Micropolis Options (exercise lapse by 6/29/96)........                  838,860

Options granted on April 1, 1996......................                  657,000

Options granted on May 22, 1996.......................                   70,000

Options expected to be granted by September 1, 1996...                  150,000

    TOTAL OPTIONS.....................................                2,503,060

                                   EXHIBIT B

                                 [To be filed]

                                                                      APPENDIX C

                              INDEX TO APPENDIX C

                                                                            PAGE
                                                                            ----
Unaudited Pro Forma Condensed Consolidated Financial Statements...........   C-2
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   C-6
CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Auditors..........................................  C-12
  Consolidated Statements of Operations for the three months ended March
   29, 1996 and March 31, 1995 (unaudited) and the years ended December
   29, 1995, December 30, 1994 and December 31, 1993......................  C-13
  Consolidated Balance Sheets as of March 29, 1996, December 29, 1995 and
   December 30, 1994......................................................  C-14
  Consolidated Statements of Cash Flows for the three months ended March
   29, 1996 and March 31, 1995 (unaudited) and the three years ended
   December 29, 1995, December 30, 1994 and December 31, 1993.............  C-15
  Consolidated Statements of Shareholders' Equity (Deficit) for the three months ended March 29, 1996 and the three years ended December 29,
   1995...................................................................  C-16
  Notes to Consolidated Financial Statements..............................  C-17

                            STREAMLOGIC CORPORATION

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated balance sheet of StreamLogic Corporation as of March 29, 1996 and the unaudited pro forma condensed consolidated statements of operations for the three-month period ended March 29, 1996 and the year ended December 29, 1995 have been prepared to illustrate the effect of the proposed Exchange. The financial statements have been prepared as though the Exchange had occurred on March 29, 1996 for purposes of the pro forma balance sheet and as of December 30, 1995 and December 31, 1994, respectively, for purposes of the pro forma statements of operations. The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the unaudited pro forma financial statements.

  The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations of StreamLogic Corporation that would have been reported had the Exchange occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position of StreamLogic Corporation at any future date or the consolidated results of operations of StreamLogic Corporation for any future period. Amounts representing the Tender Offer Consideration, transaction fees, fair market value of Warrants and income tax provision, as reflected in the accompanying pro forma financial statements, are preliminary and subject to the consummation of the Exchange. The actual amount of Tender Offer Consideration and the estimated fair market value of the Warrants will depend on the Exchange Price, which cannot now be determined. The unaudited pro forma condensed consolidated financial statements, including the Notes thereto, should be read in conjunction with the historical consolidated financial statements of StreamLogic Corporation, which are included herein.

                         UNAUDITED PRO FORMA CONDENSED

                          CONSOLIDATED BALANCE SHEET

                                (IN THOUSANDS)

                                                       MARCH 29, 1996
                                              ---------------------------------
                                                                    STREAMLOGIC
                                              STREAMLOGIC EXCHANGE  CORPORATION
                                              CORPORATION OFFER(1)   PRO FORMA
                                              ----------- --------  -----------
                   ASSETS
Current assets:
  Cash, cash equivalents and short-term in-
   vestments.................................  $ 40,477   $(18,500)  $ 21,977
  Accounts receivable, net...................    19,139        --      19,139
  Receivable from Singapore Technologies.....    13,966        --      13,966
  Inventories................................    10,022        --      10,022
  Other current assets.......................     1,033        --       1,033
                                               --------   --------   --------
    Total current assets.....................    84,637    (18,500)    66,137
Property, plant and equipment, net...........     5,850        --       5,850
Other assets.................................     1,896     (1,200)       696
                                               --------   --------   --------
                                               $ 92,383   $(19,700)  $ 72,683
                                               ========   ========   ========
 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFI-
                     CIT)
Current liabilities:
  10% Subordinated Notes.....................  $ 20,000   $    --    $ 20,000
  Current maturities of long-term debt.......     3,750     (3,750)       --
  Accounts payable...........................     8,610        --       8,610
  Other accrued liabilities..................    14,137        400     14,537
                                               --------   --------   --------
Total current liabilities....................    46,497     (3,350)    43,147
Long term debt...............................    71,250    (71,250)       --
Deferred income taxes........................     1,720        --       1,720
Shareholders' equity (deficit):
    Common stock.............................    15,580      9,750     25,330
    Additional paid-in capital...............   112,330     32,250    144,580
    Accumulated deficit......................  (154,994)    12,900   (142,094)
                                               --------   --------   --------
      Total shareholders' equity (deficit)...   (27,084)    54,900     27,816
                                               --------   --------   --------
                                               $ 92,383   $(19,700)  $ 72,683
                                               ========   ========   ========

- --------
(1) To give effect to the payment of cash and issuance of Common Stock and Warrants pursuant to the Exchange assuming the holders of 100% of the outstanding debentures accept the exchange. The pro forma gain application to the above proposed Exchange after estimated adjustments (assuming 100% participation by the holders) is:

   Face value of debentures........................................... $ 75,000
   Cash consideration.................................................  (17,500)
   Common Stock issued................................................  (39,000)
   Transaction fees...................................................   (1,000)
   Charge off unamortized bond issuance cost..........................   (1,200)
   Value of Warrants issued...........................................   (3,000)
                                                                       --------
                                                                         13,300
   Book provision for income tax......................................      400
                                                                       --------
   Pro forma gain..................................................... $ 12,900
                                                                       ========

                         UNAUDITED PRO FORMA CONDENSED

                     CONSOLIDATED STATEMENT OF OPERATIONS

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              THREE MONTHS ENDED MARCH 29, 1996
                                             -----------------------------------
                                                                     STREAMLOGIC
                                              STREAMLOGIC   EXCHANGE CORPORATION
                                             CORPORATION(4) OFFER(2)  PRO FORMA
                                             -------------- -------- -----------
Net sales...................................    $ 24,408     $  --    $ 24,408
Cost of sales...............................      40,799        --      40,799
                                                --------     ------   --------
Gross loss..................................     (16,391)       --     (16,391)
  Operating expenses:
    Research and development................       8,874        --       8,874
    Selling, general and administrative.....       8,836        --       8,836
                                                --------     ------   --------
    Total operating expenses................      17,710        --      17,710
                                                --------     ------   --------
Loss from operations........................     (34,101)       --     (34,101)
Interest expense, net.......................      (1,854)     1,125       (729)
                                                --------     ------   --------
Loss before income taxes....................     (35,955)     1,125    (34,830)
Income tax provision........................         252         22        274
                                                --------     ------   --------
Net loss....................................    $(36,207)    $1,103   $(35,104)
                                                ========     ======   ========
Loss per share(3)...........................    $  (2.32)             $  (1.39)
                                                ========              ========
Weighted average shares outstanding(3)......      15,580      9,750     25,330
                                                ========     ======   ========

- --------
(2) Adjustment to interest expense to give effect to Exchange at the beginning of period presented. See Note (1) to Unaudited Pro Forma Condensed Consolidated Balance Sheet.
(3) Loss per share and weighted average shares outstanding are presented as if the Exchange Price was $4.00 per share. If the Exchange Price were $7.50 per share, the pro forma loss per share and weighted average shares outstanding would have been $(1.69) and 20,755, respectively.
(4) Included in the historical statement of operations of StreamLogic Corporation are the revenues, cost of sales and operating expenses of the disk drive business which was sold as of March 29, 1996 and which amounted to approximately $17,670, $34,838 and $12,235, respectively. (See Note 10 to the historical consolidated financial statements of StreamLogic Corporation for the three months ended March 29, 1996, which are incorporation herein.)

                         UNAUDITED PRO FORMA CONDENSED

                     CONSOLIDATED STATEMENT OF OPERATIONS

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                YEAR ENDED DECEMBER 29, 1995
                                             -----------------------------------
                                                                     STREAMLOGIC
                                              STREAMLOGIC   EXCHANGE CORPORATION
                                             CORPORATION(7) OFFER(5)  PRO FORMA
                                             -------------- -------- -----------
Net sales...................................    $211,264     $  --    $211,264
Cost of sales...............................     205,628        --     205,628
                                                --------     ------   --------
Gross loss..................................       5,636        --       5,636
  Operating expenses:
    Research and development................      42,469        --      42,469
    Selling, general and administrative.....      44,274        --      44,274
                                                --------     ------   --------
    Total operating expenses................      86,743        --      86,743
                                                --------     ------   --------
Loss from operations........................     (81,107)       --     (81,107)
Interest income (expense), net..............      (4,242)     4,500        258
                                                --------     ------   --------
Loss before income taxes....................     (85,349)     4,500    (80,849)
Income tax benefit..........................      (1,061)       --      (1,061)
                                                --------     ------   --------
Net loss....................................    $(84,288)    $4,500   $(79,788)
                                                ========     ======   ========
Net loss per share(6).......................    $  (5.46)             $  (3.17)
                                                ========              ========
Weighted average shares outstanding(6)......      15,445      9,750     25,195
                                                ========     ======   ========

- --------
(5) Adjustment to interest expense to give effect to Exchange at the beginning of period presented. See Note (1) to Unaudited Pro Forma Condensed Consolidated Balance Sheet.
(6) Loss per share and weighted average shares outstanding are presented as if the Exchange Price was $4.00 per share. If the Exchange Price were $7.50 per share, the pro forma loss per share and weighted average shares outstanding would have been $(3.86) and 20,645, respectively.
(7) Included in the historical statement of operations of StreamLogic Corporation are the revenues, cost of sales and operating expenses of the disk drive business which was sold as of March 29, 1996 and which amounted to approximately $171,921, $176,336 and $59,440, respectively. (See Note 10 to the historical consolidated financial statements of StreamLogic Corporation for the three months ended March 29, 1996, which are incorporated herein.)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
        OPERATIONS

RECENT DEVELOPMENTS

 Acquisition of FWB Inc.

  On June 10, 1996 the Company entered into a definitive agreement, subject to certain conditions, to purchase all of the net assets related to the hardware business of FWB Inc., a developer of performance computer storage products for pre-press, multi-media and graphics applications. At closing, the Company would pay $5 million, consisting of approximately $2 million in cash and approximately $3 million of assumed debt. In addition, the Company entered into a definitive agreement, subject to certain conditions, to make an 11% equity investment in the software business being retained by FWB. In consideration for such minority equity investment, at closing the Company would issue shares of StreamLogic Common Stock with an aggregate fair market value of $8 million, as defined in the agreement. There can be no assurance that this transaction will be consummated.

 Bond Agreement

  On June 17, 1996 the Company announced an agreement (the "Bond Agreement") in principle with Loomis Sayles & Co., L.P. ("Loomis Sayles"), an entity which advises investors that collectively hold approximately 79% of the Company's outstanding $75 million issue of 6% Convertible Subordinated Debentures ("Debentures") to exchange its Debentures for a package of cash, common stock and warrants to purchase common stock. Pursuant to the Bond Agreement, the Company plans to commence a tender offer for the Debentures during mid-August 1996. In the tender offer, the Company will offer to exchange its Debentures such that, for each $1,000 face amount of Debentures tendered, the holders will receive (a) $233.33 in cash, (b) $520 in StreamLogic Common Stock, and
(c) warrants to purchase 40 shares of StreamLogic Common Stock at an initial exercise price of 150% of the market value of the Common Stock as defined in the Bond Agreement. The exercise price of the warrants is subject to downward adjustment in certain circumstances, and contains antidilution adjustments. The Company expects shareholder approval will be required pursuant to Nasdaq rules and regulations.

  The obligations of the holders advised by Loomis Sayles to participate in the tender offer under the Bond Agreement are subject to various conditions including satisfaction of all necessary regulatory requirements, 95% participation by bond holders, and the average price of StreamLogic's Common Stock immediately prior to the expiration of the tender offer falling within the range $4.00 to $7.50. As a result, there can be no assurance that the tender offer will be consummated. Offers to exchange the Debentures will be made only pursuant to the tender offer, and no offer is being made at this time. The last reported sales price of the Debentures prior to the Company's announcement of the Bond Agreement was $550 per $1,000 face value on June 6, 1996.

  If the holders of 100% of the outstanding Debentures accept the exchange, the Company will exchange the Debentures for (a) $17.5 million in cash, (b) issue between 5.2 and 9.8 million shares of common stock, and (c) issue warrants to purchase approximately 3.0 million shares of common stock. As a result, the transaction would increase the Company's net tangible assets by more than $50 million.

SALE OF THE DISK DRIVE BUSINESS

  On March 29, 1996, the Company closed pursuant to a definitive agreement (the "Purchase Agreement") with ST Chatsworth Pte Ltd, a Singapore corporation which was subsequently renamed "Micropolis (S) Pte Ltd" ("MPL") and a wholly-owned subsidiary of Singapore Technologies Pte Ltd, a Singapore corporation ("ST"), the sale of substantially all of the Company's assets (other than cash and accounts receivable) related to the Company's hard disk drive business (the "Drive Business") to MPL (the "Sale"). The Sale was approved by the Company's stockholders. The Company's remaining business (the "Systems Business") is focused on information storage subsystems and video systems, and the Company has renamed itself StreamLogic Corporation ("StreamLogic"). StreamLogic's principal business is fault tolerant disk storage subsystems, commonly known as RAID systems. Longer term, StreamLogic plans to develop a substantial video server and video disk recorder business, assuming that current tape-based markets for such products transition to disk-based technologies, and that StreamLogic's products are successful in these new markets.

RESULTS OF OPERATIONS

 Three Months Ended March 29, 1996 (The "1996 Transition Period") Compared to Three Months Ended March 31, 1995

  Net sales decreased 40% to $24.4 million in the 1996 transition period as compared to $40.9 million in the first quarter of 1995. Drive Business revenues declined by 45% in the 1996 transition period as compared to the 1995 quarter and sales made by the Systems Business decreased by approximately 21%. The decrease in revenues was primarily attributable to the low volume of shipments and high level of product returns experienced during the 1996 transition period due to uncertainties within the Company's disk drive customer base regarding the sale of the disk drive business. The Company discontinued manufacturing Systems Business products in its Singapore facility during the 1996 transition period. All Systems Business products are currently manufactured in the Company's Chatsworth, California facility. Such discontinuance of manufacturing in Singapore is not expected to have a significant impact on Systems Business revenue. Overall bookings for the 1996 transition period decreased by 51% from those in the 1995 quarter principally due to uncertainties within the Company's disk drive customer base regarding the sale of the disk drive business.

  Cost of sales as a percent of sales increased to 167% in the 1996 transition period from 122% in the 1995 quarter resulting in a gross loss of 67% as compared to 22% in the 1995 quarter. The margin loss was the result of price declines in the Company's Javelin family of drives, operating inefficiencies due to low volume production of the 2, 4 and 9 GB drives.

  Research and development expenses increased to 36.3% of sales in the 1996 transition period as compared to 32.8% in the 1995 quarter. The percentage increase is the result of lower sales offset by a decrease in spending of $4.6 million. The decrease in expense was a result of savings from the Company's cost containment efforts initiated in March 1995 and termination of the Company's funding in 1996 of the research and development costs incurred by Tulip Memory Systems, Inc. ("TMS"), a start-up company formed to develop substrates which are to be used in the manufacture of computer disk drives. During the 1995 quarter, the Company recorded a provision to recognize the guarantee obligation under its agreement with TMS. In the 1996 transition period and the 1995 quarter, approximately one-third of the Company's research and development expenses were incurred by the ongoing Systems Business.

  Selling, general and administrative expenses were 36.2% of sales in the 1996 transition period as compared to 32.2% in the 1995 quarter. The percentage increase is the result of lower sales offset by a decrease in expense of $4.3 million. The decrease in expense was the result of decreased expenditures for advertising and sales promotion activities for new products, costs associated with a work force reduction in the U.S. and Europe completed in March 1995, and lower costs resulting from employee reductions made in early January 1996.

  Interest expense increased to $2 million in the 1996 transition period (8.3% of sales) as compared to $1.3 million (3.3% of sales) in the 1995 quarter, primarily as a result of the interest expense on the Company's 10% Subordinated Notes dated October 11, 1995 and fees associated with terminating the Company's Loan Facility. Interest income was $169,000 in the 1996 transition period as compared to $547,000 in the 1995 quarter as a result of lower cash equivalent and short-term investment balances. As a result of the above, loss before income taxes was $36.0 million in the 1996 transition period as compared to $36.3 million in the 1995 quarter.

  The Company recorded an income tax provision of $252,000 in the 1996 transition period, primarily representing Federal taxes on undistributed foreign earnings since such earnings would be remitted due to the Sale. In the 1995 quarter, the Company recorded an income tax benefit of $1.2 million, primarily representing a refund of certain foreign income taxes paid in a prior year. The Company's income tax provision benefits from the tax holiday afforded the Company's Singapore operation. The income tax exemption in Singapore had no impact in the 1996 transition period or the 1995 quarter. A net operating loss of approximately $124.2 million is available to be carried forward to the years 2004-2011. General business tax credit carryforwards of approximately $8.6 million expiring between 2000 and 2009, are also available to reduce future federal income taxes. However, under Internal Revenue Code Sections 382 and 383, the amount of the operating loss and general business tax credit carryforwards that can be used annually may be limited due to certain changes in ownership. The potential issuance of Common Stock in connection with the Bond Agreement discussed above, or other trading activities, may create such a change in ownership. Net loss for the 1996 transition period was $36.2 million compared to a net loss of $35.1 million in the 1995 quarter.

 Fiscal 1995 Compared to Fiscal 1994

  Net sales decreased 39% to $211.3 million in 1995 as compared to $346.3 million in 1994. Drive Business revenues declined by 44% in 1995 as compared to 1994 and sales made by the Systems Business decreased by approximately 4%. The decrease in revenues was primarily attributable to sharply lower drive orders than anticipated in the distribution channel during the first quarter of 1995 for the Company's 4 GB 3 1/2-inch and 9 GB 5 1/4-inch drives. In addition, a component problem, and other technical issues, effectively shut down production of the Company's 2 GB 3 1/2-inch drive for most of the first quarter of 1995. During the second quarter of 1995, the Company resumed full production of its 2 GB 3 1/2-inch drives and met the increased demand for these drives and its SuperCapacity 4 and 9 GB drives. During the third and fourth quarters of 1995, the Company's OEM revenue declined due to reduced shipments to certain large customers. The Company anticipated that such revenue reduction would be offset by new OEM customers in qualification. However, the Company experienced delays in such OEM qualifications and unexpected difficulties in the manufacture of 3 1/2-inch disk drives resulting in higher manufacturing costs, excessive warranty cost, inventory build-up and lost sales. During the fourth quarter of 1995 the Company announced a price reduction on its Javelin family of drives. Overall bookings for 1995 decreased by 45% from those in 1994 principally due to manufacturing difficulties, component problems and delays in OEM qualifications in the Company's 2, 4 and 9 GB drives.

  Cost of sales as a percent of sales increased to 97.3% in 1995 from 82.8% in 1994 resulting in a gross margin of 2.7% as compared to 17.2% in 1994. The decrease in margin was the result of price declines in the Company's Javelin family of drives, operating inefficiencies due to low volume production of the 2 and 4 GB drives, and a provision recorded during the first quarter of 1995 for certain unusable components of the 2 GB drives.

  Research and development expenses increased to 20.1% of sales in 1995 as compared to 12.6% in 1994. The percentage increase is the result of lower sales offset by a decrease in spending of $1.2 million. The decrease in spending was a result of savings from the Company's cost containment efforts initiated in March 1995, offset by the recognition of the research and development costs incurred by TMS, and research and development on the Company's high capacity 3 1/2-inch and 5 1/4-inch drives and subsystem products. In 1995, approximately one-third of the Company's research and development expenses were incurred by the ongoing Systems Business.

  Selling, general and administrative expenses were 20.2% of sales in 1995 as compared to 12.6% in 1994. The percentage increase is the result of lower sales and an increase in expense of $774,000. The increase in expense was the result of increased expenditures for advertising and sales promotion activities for new products, costs associated with a work force reduction in the U.S. and Europe completed in March 1995, and the retention of outside assistance to help the Company in formulating and implementing its recovery plan, offset by the Company's cost containment efforts initiated in March 1995.

  Interest expense increased to $6 million in 1995 (2.8% of sales) as compared to $5.1 million (1.5% of sales) in 1994, primarily as a result of fees associated with the Company's Term Loan Facility and the interest expense of the Company's 10% Convertible Subordinated Debentures dated October 11, 1995. Interest income was $1.7 million in 1995 as compared to $2.1 million in 1994 as a result of lower cash equivalent and short-term investment balances. As a result of the above, loss before income taxes was $85.3 million in 1995 as compared to $30.7 million in 1994.

  The Company recorded an income tax benefit of $1.1 million in 1995, primarily representing a refund of certain foreign income taxes paid in a prior year. The Company's income tax provision benefits from the tax holiday afforded the Company's Singapore operation. The income tax exemption in Singapore had no impact in 1995 and had an effect of approximately $7.4 million and $.49 on net income and earnings per share, respectively, as compared to income taxes at the maximum statutory rates in 1994. Net loss for 1995 was $84.3 million compared to a net loss of $30.7 million in 1994.

 Fiscal 1994 Compared to Fiscal 1993

  Net sales decreased by 10.5% to $346.3 million in 1994 as compared to $382.9 million in 1993. OEM revenues declined substantially in 1994 as a result of a decrease in shipments in the Company's 5 1/4-inch 3600 rpm drives and the 3 1/2-inch 5400 rpm 1 gigabyte (GB) drives. The decline in OEM sales was only partially offset by increases in the Company's Storage Systems Division (SSD) and Video Systems Division. The increase in SSD sales was primarily the result of an increase in shipments of the 3 1/2-inch, 1 inch high 1 GB drive, 1.7 GB full height drives and storage subsystems. The increase in the Video Systems Division, which had no sales in 1993, came primarily in the second half of 1994 and related to shipments of the AV Server 100. Backlog as of December 30, 1994 was $27.8 million, as compared to $29.2 million as of December 31, 1993.

  Cost of sales as a percentage of sales was 82.8% in 1994, comparable to the 82.4% in 1993, resulting in gross margins of 17.2% (17.6% in 1993). Gross margins in the first three quarters of 1994 were adversely impacted by competitive pricing on the 1 GB, 1 inch high 3 1/2-inch drives. Margins increased substantially in the fourth quarter, to 26.5%, as a result of the increased shipments of the Company's Javelin class SuperCapacity drives and storage and video subsystems.

  Research and development as a percentage of sales increased to 12.6% in 1994 as compared to 9.4% in 1993. The increase in spending of $7.5 million relates to increased research and development for high capacity 3 1/2-inch and 5 1/4-inch drives, subsystem products and development of new disk substrates at TMS.

  Selling, general and administrative expense increased to 12.6% in 1994 as compared to 10.9% in 1993. The increase in spending of $1.6 million relates primarily to increased sales and marketing costs in the Company's Storage Systems Division.

  Interest expense was $5.1 million (1.5% of sales) in 1994 which is comparable to 1993. Interest income was $2.1 million in 1994 as compared to $2.3 million in 1993. As a result of the above, the loss before income taxes was $30.7 million in 1994 versus a loss of $19.9 million in 1993.

  The Company provided for no income tax in 1994 versus $4,000 provided in 1993. The Company's income tax provision benefits from a tax holiday afforded the Company's Singapore operation. The effect on net income and earnings per share of the income tax exemptions in Singapore as compared to income taxes at the maximum statutory rates for 1994 and 1993, was approximately $7.4 million and $.49 and $4.8 million and $.33, respectively. Net loss was $30.7 million in 1994, as compared to net loss of $19.9 million in 1993.

LIQUIDITY AND CAPITAL RESOURCES

  Cash, cash equivalents and short-term investments increased to $40.5 million as of March 29, 1996 from $27.9 million as of December 29, 1995. Net cash used in operations of $12.8 million is primarily due to the

Company's net loss of $36.2 million, offset by a reduction in accounts receivable of $14.1 million, and an increase (prior to giving effect to the Sale) in accounts payable and other accrued liabilities of $12.6 million. The reduction in accounts receivable is due principally to decreased sales in the 1996 transition period compared to the fourth quarter of 1995. Accounts payable and other accrued liabilities increased (prior to giving effect to the Sale) due to extended supplier payments.

  The Company's capital expenditures in the 1996 transition period were $14.8 million as compared to $6.1 million in the three months ended March 31, 1995. Capital expenditures related primarily to the construction of a new manufacturing facility in Singapore to replace the current leased facility. The new facility was completed in March 1996. The Company had obtained a term loan facility to fund the expenditures associated with the construction of the building. On March 29, 1996 pursuant to the Purchase Agreement, MPL acquired the Company's new factory in Singapore and assumed the Company's $21.5 million term loan facility (the "Loan Facility") used to finance the construction of the factory. In addition, MPL assumed the Company's obligations under contracts to build an ESD safe cleanroom for the production of MR-based disk drives, and certain other contracts for the facilitization of the factory, all in an amount of approximately $9.0 million. The Company currently anticipates that as a result of the Sale its 1997 capital spending will be significantly lower than that of the 1996 transition period and will be principally for equipment and tooling required for the Company's new products.

  During March 1996, after evaluating the costs of maintaining the Company's $25 million credit facility and because the Agreement required assets to be transferred free of all liens, pledges and encumbrances, the Company elected to terminate its credit facility.

  During October 1995, the Company completed the private placement to an institutional investor of $20,000,000 aggregate principal amount of 10% Convertible Subordinated Notes (the "Notes"), due October 15, 1998. The Notes were convertible at the option of the holder into shares of Common Stock of the Company at a conversion price of $6.00 per share, a premium to the market price of the Company's Common Stock at the time of issuance. The Notes are senior to the Debentures and are collateralized by substantially all of the assets of the Company. During March 1996, the Company obtained the required consent of the holder of the Notes to allow consummation of the Sale and in consideration for such consent, agreed to repay the Notes on July 2, 1996 and issued warrants to purchase 1,500,000 shares of the Company's Common Stock at a price of $4 per share. Accordingly, the Company has recorded a charge of $1,800,000 for the warrants against the proceeds of the Sale in the Statement of Operations for the 1996 transition period. On April 5, 1996 the Company repaid $10,000,000 of the Notes, and on July 1, 1996 the Company paid the remaining $10,000,000 of the Notes. Interest on the Notes was payable semiannually on April 15 and October 15.

  On February 16, 1996, the Company entered into a $10 Million Facility Agreement (the "Facility") with MPL for the purpose of providing additional liquidity to the Company to pay accounts payable between the date of the Facility and March 29, 1996. As of March 29, 1996, the Company had borrowed $10 million under the Facility and all amounts outstanding under the Facility were repaid as of that date. The Facility was then canceled. Advances bore interest at U.S. dollar prime rate plus 1%.

  In consideration of the Sale on March 29, 1996, the Company received total cash consideration of approximately $54 million. $39.7 million of such cash consideration was received as of the March 29, 1996 closing, $13 million in cash consideration was received on June 6, 1996, and a final payment of $1 million, which will be held in escrow and is subject to certain conditions, is expected to be received in early August. In addition, the Company expects to liquidate the trade accounts receivable related to the Drive Business but retained by the Company at closing of the Sale.

 Market for StreamLogic Common Stock

  As of March 29, 1996 the Company's net tangible assets did not meet the criteria for continued inclusion on the Nasdaq National Market System. If the Company's Common Stock is no longer approved for inclusion on the Nasdaq National Market System, and the Company cannot obtain listing elsewhere, trading, if any, in the

Company's Common Stock may thereafter be conducted in the over-the-counter market and its stock quoted in the so-called "pink sheets" or, if then available, the "OTC Bulletin Board Service." As a result, it could be more difficult to trade, or to obtain accurate quotations as to the value of, the Company's Common Stock and the spread between the "bid" and "ask" prices for the Common Stock could materially increase. However, as of June 14, 1996 the Company's Common Stock was still included on the Nasdaq National Market System. The Company has undertaken discussions with Nasdaq seeking the continued inclusion of the Company's Common Stock on the Nasdaq National Market System based on the Company's plans for increasing its net tangible assets, however there can be no assurance that the Common Stock will continue to be approved for inclusion.

 StreamLogic Strategic and Financial Alternatives

  Although the Company anticipates operating losses in the near term, the Company is considering and will consider strategic and financial alternatives to improve its results of operations, cash flows and net worth, including restructuring of debt, acquisitions and other alternatives. Management believes its cash, cash equivalents, short term investments and other working capital will be sufficient to fund operations over the next year.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
StreamLogic Corporation

  We have audited the accompanying consolidated balance sheets of StreamLogic Corporation as of March 29, 1996, December 29, 1995 and December 30, 1994, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the three months ended March 29, 1996 and each of the three years in the period ended December 29, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of StreamLogic Corporation at March 29, 1996, December 29, 1995 and December 30, 1994, and the consolidated results of its operations and its cash flows for the three months ended March 29, 1996 and each of the three years in the period ended December 29, 1995, in conformity with generally accepted accounting principles.

                                       ERNST & YOUNG LLP

Los Angeles, California
June 28, 1996

                            STREAMLOGIC CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                          THREE MONTHS ENDED              FISCAL YEAR ENDED
                         ---------------------- --------------------------------------
                         MARCH 29,   MARCH 31,  DECEMBER 29, DECEMBER 30, DECEMBER 31,
                           1996        1995         1995         1994         1993
                         ---------  ----------- ------------ ------------ ------------
                                    (UNAUDITED)
Net sales............... $ 24,408    $ 40,899     $211,264     $346,314     $382,926
Cost of sales...........   40,799      49,768      205,628      286,856      315,436
                         --------    --------     --------     --------     --------
Gross profit (loss).....  (16,391)     (8,869)       5,636       59,458       67,490
Operating expenses:
  Research and develop-
   ment.................    8,874      13,427       42,469       43,648       36,112
  Selling, general and
   administrative.......    8,836      13,171       44,274       43,500       41,906
  Restructuring charge..      --          --           --           --         5,496
                         --------    --------     --------     --------     --------
    Total operating ex-
     penses.............   17,710      26,598       86,743       87,148       83,514
                         --------    --------     --------     --------     --------
Loss from operations....  (34,101)    (35,467)     (81,107)     (27,690)     (16,024)
                         --------    --------     --------     --------     --------
  Interest income.......      173         547        1,719        2,090        2,335
  Interest expense......   (2,027)     (1,333)      (5,961)      (5,075)      (5,093)
  Other expense.........      --          --           --           --        (1,130)
                         --------    --------     --------     --------     --------
Loss before income tax-
 es.....................  (35,955)    (36,253)     (85,349)     (30,675)     (19,912)
Income tax provision
 (benefit)..............      252      (1,166)      (1,061)         --             4
                         --------    --------     --------     --------     --------
Net loss................ $(36,207)   $(35,087)    $(84,288)    $(30,675)    $(19,916)
                         ========    ========     ========     ========     ========
Net loss per share...... $  (2.32)   $  (2.29)    $  (5.46)    $  (2.03)    $  (1.34)
                         ========    ========     ========     ========     ========
Weighted average common
 outstanding............   15,580      15,311       15,445       15,100       14,835
                         ========    ========     ========     ========     ========



                            See accompanying notes.

                            STREAMLOGIC CORPORATION

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                            MARCH 29,  DECEMBER 29, DECEMBER 30,
                                              1996         1995         1994
                                            ---------  ------------ ------------
                  ASSETS
Current assets:
  Cash, cash equivalents and short-term
   investments............................  $  40,477   $  27,896     $ 63,216
  Accounts receivable, less allowance for
   doubtful accounts and
   customer returns of $5,667 ($5,427 in
   1995 and $4,455 in 1994)...............     19,139      33,249       61,724
  Receivable from Singapore Technologies..     13,966         --           --
  Inventories.............................     10,022      59,777       56,746
  Other current assets....................      1,033       3,433        6,405
                                            ---------   ---------     --------
    Total current assets..................     84,637     124,355      188,091
Property, plant and equipment, at cost:
  Land....................................        986       1,675        1,675
  Buildings and improvements..............      6,632      22,520       22,246
  Machinery and equipment.................     18,029      87,094       85,479
  Construction in progress................        238      24,400        3,524
                                            ---------   ---------     --------
                                               25,885     135,689      112,924
  Less accumulated depreciation and amor-
   tization...............................     20,035      81,544       68,672
                                            ---------   ---------     --------
                                                5,850      54,145       44,252
Other assets..............................      1,896       1,893        1,572
                                            ---------   ---------     --------
                                            $  92,383   $ 180,393     $233,915
                                            =========   =========     ========
      LIABILITIES AND SHAREHOLDERS'
             EQUITY (DEFICIT)
Current liabilities:
  10% Subordinated Notes..................  $  20,000   $     --      $    --
  Current maturities of long term debt....      3,750       2,687          --
  Accounts payable........................      8,610      34,209       46,388
  Other accrued liabilities...............     14,137      21,502       20,681
                                            ---------   ---------     --------
Total current liabilities.................     46,497      58,398       67,069
Term Loan Facility........................        --       18,102          --
10% Subordinated Notes....................        --       20,000          --
6% Convertible Subordinated Debentures due
 2012.....................................     71,250      75,000       75,000
Deferred income taxes.....................      1,720       1,720        2,216
Commitments and contingencies
Shareholders' equity (deficit):
  Preferred stock, $1.00 par value;
   2,000,000 shares authorized, none is-
   sued...................................        --          --           --
  Common stock, $1.00 par value,
   50,000,000 shares authorized;
   15,580,413 shares issued and outstand-
   ing (15,580,413 in 1995 and 15,266,440
   in 1994)...............................     15,580      15,580       15,266
  Additional paid-in capital..............    112,330     110,380      108,863
  Accumulated deficit.....................   (154,994)   (118,787)     (34,499)
                                            ---------   ---------     --------
    Total shareholders' equity (deficit)..    (27,084)      7,173       89,630
                                            ---------   ---------     --------
                                            $  92,383   $ 180,393     $233,915
                                            =========   =========     ========

                            See accompanying notes.

                            STREAMLOGIC CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                           THREE MONTHS ENDED              FISCAL YEAR ENDED
                          ---------------------- --------------------------------------
                          MARCH 29,   MARCH 31,  DECEMBER 29, DECEMBER 30, DECEMBER 31,
                            1996        1995         1995         1994         1993
                          ---------  ----------- ------------ ------------ ------------
                                     (UNAUDITED)
Cash flows from operat-
 ing activities:
 Net loss...............  $(36,207)   $(35,087)    $(84,288)    $(30,675)    $(19,916)
 Adjustments to recon-
  cile net loss to net
  cash provided by (used
  in) operating activi-
  ties:
  Depreciation and amor-
   tization.............     5,031       5,393       20,679       23,932       25,364
  (Gain) loss on dispo-
   sition of property,
   plant and equipment..    (1,023)        (12)         (51)        (182)          54
  Deferred income taxes.       --         (496)        (496)        (201)      (3,000)
Increase (decrease) from
 changes in:
 Accounts receivable....    14,110      34,440       28,475      (13,493)       1,760
 Inventories............    (3,204)     (8,739)      (3,031)       2,931        5,934
 Other current assets...      (339)      2,281        2,972       (2,016)        (896)
 Accounts payable and
  other accrued liabili-
  ties..................     9,283      (9,948)     (11,358)      12,644       12,240
 Other assets...........      (477)       (325)        (393)       1,226         (432)
                          --------    --------     --------     --------     --------
Net cash provided by
 (used in) operating ac-
 tivities...............   (12,826)    (12,493)     (47,491)      (5,834)      21,108
                          --------    --------     --------     --------     --------
Cash flows from invest-
 ing activities:
 Proceeds from sale of
  Drive Business........    39,719         --           --           --           --
 Proceeds from sale of
  equipment.............       --           35           51          254           57
 Additions to property,
  plant and equipment...   (14,803)     (6,132)     (30,500)     (19,704)     (22,766)
 Net change in short-
  term investments......   (11,792)     14,159       12,254       12,186        1,826
                          --------    --------     --------     --------     --------
Net cash used in invest-
 ing activities.........    13,124       8,062      (18,195)      (7,264)     (20,883)
                          --------    --------     --------     --------     --------
Cash flows from financ-
 ing activities:
 Proceeds from Term Loan
  Facility..............       491       2,269       20,789          --           --
 Proceeds from 10% Sub-
  ordinated Notes.......       --          --        20,000          --           --
 Proceeds from sale of
  common stock, net.....       --          401        1,831        1,949        2,015
 Payment on capital
  lease obligation......       --          --           --          (231)        (534)
                          --------    --------     --------     --------     --------
Net cash provided by fi-
 nancing activities.....       491       2,670       42,620        1,718        1,481
                          --------    --------     --------     --------     --------
Net increase (decrease)
 in cash and equiva-
 lents..................       789      (1,761)     (23,066)     (11,380)       1,706
Cash and equivalents at
 beginning of period....    14,654      37,720       37,720       49,100       47,394
                          --------    --------     --------     --------     --------
Cash and equivalents at
 end of period..........    15,443      35,959       14,654       37,720       49,100
Short term investments..    25,034      11,337       13,242       25,496       37,682
                          --------    --------     --------     --------     --------
Total cash, cash equiva-
 lents and short-term
 investments............  $ 40,477    $ 47,296     $ 27,896     $ 63,216     $ 86,782
                          ========    ========     ========     ========     ========
Supplemental cash flow
 information:
 Interest payments......  $  2,652    $  2,439     $  5,791     $  5,076     $  4,821
 Tax payments (recov-
  eries)................  $     72    $   (963)    $   (460)    $  2,964     $    278
Non-cash investing and
 financing activities:
 Note receivable from
  sale of Drive Busi-
  ness..................  $ 13,966    $    --      $    --      $    --      $    --

                            See accompanying notes.

                            STREAMLOGIC CORPORATION

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                FOR THE THREE YEARS ENDED DECEMBER 29, 1995 AND
                  THE THREE MONTH PERIOD ENDED MARCH 29, 1996
                                 (IN THOUSANDS)

                              NUMBER OF         ADDITIONAL RETAINED
                               COMMON   COMMON   PAID-IN   EARNINGS
                               SHARES    STOCK   CAPITAL   (DEFICIT)   TOTAL
                              --------- ------- ---------- ---------  --------
Balances at December 25,
 1992........................  14,532   $14,532  $105,633  $  16,092  $136,257
  Common stock sold for cash.     356       356     1,659        --      2,015
  Net Loss...................     --        --        --     (19,916)  (19,916)
                               ------   -------  --------  ---------  --------
Balances at December 31,
 1993........................  14,888    14,888   107,292     (3,824)  118,356
  Common stock sold for cash.     378       378     1,571        --      1,949
  Net Loss...................     --        --        --     (30,675)  (30,675)
                               ------   -------  --------  ---------  --------
Balances at December 30,
 1994........................  15,266    15,266   108,863    (34,499)   89,630
  Common stock sold for cash.     314       314     1,517        --      1,831
  Net Loss...................     --        --        --     (84,288)  (84,288)
                               ------   -------  --------  ---------  --------
Balances at December 29,
 1995........................  15,580   $15,580  $110,380  $(118,787) $  7,173
  Warrants granted...........     --        --      1,950        --      1,950
  Net Loss...................     --        --        --     (36,207)  (36,207)
                               ------   -------  --------  ---------  --------
Balances at March 29, 1996...  15,580   $15,580  $112,330  $(154,994) $(27,084)
                               ======   =======  ========  =========  ========


                            See accompanying notes.

                            STREAMLOGIC CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE THREE MONTH PERIOD ENDED MARCH 29, 1996
                  AND THE THREE YEARS ENDED DECEMBER 29, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS INFORMATION

RECENT DEVELOPMENTS

  As further described in Note 10, on January 24, 1996, the Company entered into a definitive agreement (the "Purchase Agreement") with ST Chatsworth Pte Ltd, a Singapore corporation ("MPL"), and a wholly-owned subsidiary of Singapore Technologies Pte Ltd, a Singapore corporation ("ST"), to sell substantially all of the Company's assets (other than cash and accounts receivable) related to the Company's hard disk drive business to MPL (the "Sale"). On March 29, 1996, the Company consummated the Sale. Accordingly, the accompanying balance sheet as of March 29, 1996 reflects the Sale and includes a receivable from ST for the remaining amount of the Sale proceeds. However, the accompanying statements of operations and cash flows for the three months ended March 29, 1996 reflect operating results and cash flows of both the hard disk drive business and the remaining systems business (see Note 10).

BASIS OF PRESENTATION

  Although the Company anticipates operating losses in the near term, the Company is considering and will consider strategic and financial alternatives to improve its results of operations, cash flows and net worth, including restructuring of debt, acquisitions and other alternatives. Management believes its cash, cash equivalents, short term investments and other working capital will be sufficient to fund operations over the next year.

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated. On May 13, 1996 the Company elected to change its fiscal year from the last Friday in December to the last Friday in March, beginning with March 1996. The three-month periods ended March 29, 1996 (the "1996 transition period") and March 31, 1995 each had 13 weeks. Fiscal years 1995 and 1994 were fifty-two week years versus a fifty-three week 1993.

SALES

  StreamLogic is a designer and manufacturer of information storage and video systems and, through March 29, 1996, high capacity disk drives,. The Company sells these products and systems directly to original equipment manufacturers ("OEMs") and systems integrators and through independent distributors and value added resellers ("VARs") for resale to end users. The Company generally warrants its products against defects for periods from one to five years. The Company provides for estimated future product warranty costs when products are shipped. In addition, the Company performs ongoing credit evaluations of its customers' financial condition, and generally requires no collateral from its customers. Trade credit is generally granted to its customers, typically on net 30 day terms. Historically, the Company has not experienced significant bad debt write-offs. The Company has policies and/or contractual agreements which allow distributors to receive price protection credit under certain circumstances when the Company lowers its sales prices. In addition, the Company permits customers to return products under certain circumstances. The Company makes a provision for the estimated amount of price protection credits and for product returns that may occur under these programs and contracts in the period of sale. Sales, most of which are denominated in U.S. dollars, are recorded upon shipment. No customer accounted for more than 10% of total sales during the 1996 transition period, or 1995, 1994 or 1993.

DEPENDENCE ON SUPPLIER

  Effective March 29, 1996 the Company and MPL have entered into an OEM supply agreement. Among other things, the OEM Supply Agreement allows StreamLogic to buy at prices equal to or slightly lower than the most favored OEM customer of MPL. StreamLogic must offer all its disk drive business and requirements to

                            STREAMLOGIC CORPORATION

MPL on a right-of-first-refusal basis, subject to the ability of MPL to meet certain delivery and other standards. The agreement has an initial two-year term, after which it may be renewed annually by mutual agreement. Also effective March 29, 1996, the Company entered into a non-exclusive European Distribution Handling Agreement with MPL, under which MPL provides distribution services to the Company in Europe and other locations specified in such agreement.

FOREIGN EXCHANGE CONTRACTS

  The functional currency of the Company's Singapore and Thailand subsidiaries is the U.S. dollar. The Company enters into foreign exchange contracts to minimize the effects of foreign currency fluctuations related to certain known local expenditures for operations and for the new facility while under construction in Singapore. These foreign exchange contracts hedged approximately $2.3 million, $17.2 million and $19.9 million of transaction exposures as of March 29, 1996, December 29, 1995 and December 30, 1994, respectively. There were no significant deferred unrealized gains or losses at March 29, 1996, December 29, 1995 or December 30, 1994.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Short-term investments consist primarily of commercial paper, certificates of deposit, and U.S. government agency securities and are considered available for sale under Statement of Financial Accounting Standards No. 115. These investments generally mature within six months and are carried at cost which approximates fair values.

INVENTORIES

  Inventories are stated at the lower of standard cost, which approximates first-in, first-out, or market.

                                            MARCH 29, DECEMBER 29, DECEMBER 30,
                                              1996        1995         1994
                                            --------- ------------ ------------
                                                      (IN THOUSANDS)
      Raw materials and purchased parts....  $ 4,564    $20,207      $18,634
      Work-in-process......................    1,487     23,289       20,771
      Finished goods.......................    3,971     16,281       17,341
                                             -------    -------      -------
                                             $10,022    $59,777      $56,746
                                             =======    =======      =======

DEPRECIATION AND AMORTIZATION

  Depreciation and amortization are provided on the straight-line method over the estimated useful life of the assets or term of related lease, whichever is shorter; for buildings and improvements, 10 to 30 years; machinery and equipment, 3 to 5 years.

                            STREAMLOGIC CORPORATION

OTHER ACCRUED LIABILITIES

  Other accrued liabilities are comprised of the following:

                                             MARCH 29, DECEMBER 29, DECEMBER 30,
                                               1996        1995         1994
                                             --------- ------------ ------------
                                                       (IN THOUSANDS)
      Accrued salaries and wages............  $ 3,636    $ 5,956      $ 5,622
      Accrued warranty......................    2,000      8,006        8,614
      Income taxes payable..................      394        137          243
      Other.................................    8,107      7,403        6,202
                                              -------    -------      -------
                                              $14,137    $21,502      $20,681
                                              =======    =======      =======

ADVERTISING EXPENSE

  The cost of advertising is expensed as incurred. The Company incurred $1,515,000, $4,606,000, $4,317,000 and $4,799,000 in advertising costs during the 1996 transition period and the 1995, 1994 and 1993 fiscal years, respectively.

RESTRUCTURING CHARGE

  In the third quarter of 1993, the Company recorded a restructuring charge of $5.5 million. This charge related primarily to separation costs recognized in connection with a reduction in workforce and a write-down of certain assets which were no longer in use due to changes in the Company's production requirements and new product specifications. All related expenditures were completed in fiscal year 1994.

INCOME TAXES

  The Company applies an asset and liability approach in accounting for income taxes. Through December 29, 1995, Federal taxes were not provided currently on undistributed foreign earnings since it was the Company's intention that these earnings be reinvested indefinitely in such subsidiaries, or remitted in a manner which would not result in a Federal tax liability. During the 1996 transition period, the Company provided for Federal taxes on such undistributed foreign earnings since such earnings would be remitted due to the Sale.

PER SHARE INFORMATION

  Loss per share is computed by dividing net loss by the weighted average number of shares of common stock. Applicable common stock equivalents outstanding during the period have not been considered as their effect is antidilutive. Primary and fully diluted earnings per share are the same.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 121

  In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the

                            STREAMLOGIC CORPORATION
undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company has adopted Statement 121 in the 1996 transition period and the effect of its adoption was not material.

2. INCOME TAXES

  The provision (credit) for income taxes is composed of the following:

                              TRANSITION           FISCAL YEAR ENDED
                              ---------- --------------------------------------
                               MARCH 9,  DECEMBER 29, DECEMBER 30, DECEMBER 31,
                                 1996        1995         1994         1993
                              ---------- ------------ ------------ ------------
                                               (IN THOUSANDS)
      Current
       Federal...............    $242      $   --         $--         $(105)
       State.................       2           82         (52)          73
       Foreign...............       8       (1,143)         52           36
                                 ----      -------        ----        -----
        Total................    $252      $(1,061)       $--         $   4
                                 ====      =======        ====        =====

  Deferred income taxes result from differences in the timing of the recognition of expense and income items for tax and financial statement purposes. During 1993 $3,000,000 was reclassified from deferred income taxes to current income taxes payable for payments during 1994 for years covering 1986 through 1990. Deferred tax assets and liabilities are comprised of the following:

                                              MARCH
                                               29,     DECEMBER 29, DECEMBER 30,
                                              1996         1995         1994
                                             -------   ------------ ------------
                                                      (IN THOUSANDS)
   Deferred tax asset:
    Reserves not currently tax deductible... $ 5,747     $  5,371     $  4,639
    Excess of book over tax depreciation....     600        2,130        1,798
    Net operating loss......................  50,179       46,641       31,996
    Income tax credits......................   9,545        9,668        7,514
    Other...................................     673          768          862
                                             -------     --------     --------
     Total before valuation allowance.......  66,744       64,578       46,809
    Valuation allowance..................... (58,916)     (63,756)     (45,248)
                                             -------     --------     --------
                                               7,828          822        1,561
                                             -------     --------     --------
   Deferred tax liability:
    Reserves not currently tax deductible...     --           --        (2,216)
    Foreign operations......................  (7,468)         --           --
    State income taxes......................  (1,962)      (2,275)      (1,327)
    Other...................................    (118)        (267)        (234)
                                             -------     --------     --------
                                              (9,548)      (2,542)      (3,777)
                                             -------     --------     --------
    Deferred tax liability, net............. $(1,720)    $ (1,720)    $ (2,216)
                                             =======     ========     ========

  The Company has determined a valuation allowance is required for the deferred tax assets due to the uncertainty of ultimately realizing certain tax benefits. The change in the valuation allowance was a result of current year losses and settlement of prior year tax audits.

                            STREAMLOGIC CORPORATION

  The following table reconciles the provision for income taxes to the statutory federal income tax rate of 35%:

                                        TRANSITION
                                           1996      1995      1994     1993
                                        ---------- --------  --------  -------
                                                   (IN THOUSANDS)
Tax benefit at statutory rate..........  $(12,584) $(29,872) $(10,736) $(6,969)
Increases (decreases) related to:
 Federal alternative minimum tax on
  foreign earnings.....................       242       --        --       --
 Losses without current benefit
  (benefit of loss carryforwards)......    (6,312)   15,906    13,267    1,510
 State income tax expense (benefit) net
  of federal income tax................         1        53       (34)      48
 Foreign operations....................       --     (5,671)  (10,234)  (5,090)
 Repatriation of foreign earnings......    18,760    18,498     7,700   10,500
 Other, net............................       145        25        37        5
                                         --------  --------  --------  -------
                                         $    252  $ (1,061) $      0  $     4
                                         ========  ========  ========  =======

  Income from the Company's Singapore and Thailand subsidiaries was exempt from income taxes in those countries through August 2004 and December 1993, respectively. Income (loss) from these operations for the periods under exemption was $(6,183,000) in the 1996 transition period, $(15,310,000) in 1995, $27,411,000 in 1994 and $17,182,000 in 1993.

  A net operating loss of approximately $124,162,000 is available to be carried forward to the years 2004-2011. General business tax credit carryforwards of approximately $8,562,000, expiring between 2000 and 2009, are also available to reduce future federal income taxes. However, under Internal Revenue Code Sections 382 and 383, the amount of the operating loss and general business credit carryforwards that can be used annually may be limited due to certain changes in ownership. The potential issuance of Common Stock in connection with the Bond Agreement discussed in Note 11, or other trading activities, may create such a change in ownership.

3. CREDIT FACILITY AGREEMENT

  During March 1996, after evaluating the costs of maintaining the Company's $25 million credit facility and because the Agreement required assets to be transferred free of all liens, pledges and encumbrances, the Company elected to terminate its credit facility.

4. LEASE COMMITMENTS

  Minimum annual lease commitments at March 29, 1996 under noncancellable operating leases, principally for operating facilities, are payable as follows:

                                                                  (IN THOUSANDS)
                                                                  --------------
      1997.......................................................     $1,122
      1998.......................................................        111
      1999.......................................................         98
      2000.......................................................         98
      2001.......................................................         98
      Thereafter.................................................      1,014
                                                                      ------
          Total future minimum lease payments....................     $2,541
                                                                      ======

                            STREAMLOGIC CORPORATION

   Rent expense amounted to $1,101,000 in the 1996 transition period, $4,923,000 in 1995, $4,182,000 in 1994 and $4,643,000 in 1993.

5. LONG TERM DEBT

 Term Loan Facility

  In December 1994, Singapore Technologies Construction Pte Ltd. ("ST Construction"), a subsidiary of ST, was hired by the Company as the general contractor for construction of its new factory in Singapore. During the third quarter of 1995, the Company refinanced, with ST Construction together with ST Capital Ltd (another subsidiary of ST) as lenders, its existing term loan facility used to finance the new factory with a new $21.5 million loan facility (the "Loan Facility"). On March 29, 1996 the Loan Facility was retired in connection with the Sale.

 10% Subordinated Notes

  During October 1995, the Company completed the private placement to an institutional investor of $20,000,000 aggregate principal amount of 10% Convertible Subordinated Notes (the "Notes"), due October 15, 1998. The Notes are convertible at the option of the holder into shares of Common Stock of the Company at a conversion price of $6.00 per share, a premium to the market price of the Company's Common Stock at the time of issuance. The Notes are senior to the Company's existing 6% Convertible Subordinated Debentures due 2012 and are collateralized by substantially all of the assets of the Company. During March 1996, the Company obtained the required consent of the holder of the Notes to allow consummation of the Sale and in consideration for such consent, agreed to repay the Notes on June 28, 1996 and issued warrants to purchase 1,500,000 shares of the Company's Common Stock at a price of $4 per share. Accordingly, the Company has recorded a charge of $1,800,000, representing the estimated fair market value, for the warrants against the proceeds of the Sale in the Statement of Operations for the 1996 transition period. On April 5, 1996 the Company repaid $10,000,000 of the Notes. Interest on the Notes is payable semiannually on April 15 and October 15. Interest expense amounted to $500,000 in the 1996 transition period and $444,000 in 1995. Because of the recent agreement to repay the Notes and issue the Warrants, the fair market value of the Notes approximates carrying value as of March 29, 1996.

 6% Convertible Subordinated Debentures

  In March 1987, the Company issued $75,000,000 principal amount of 6% Convertible Subordinated Debentures due 2012 (the "Debentures"). The Debentures are convertible into common stock at a price of $48.50 at any time prior to redemption or maturity (1,546,000 shares of common stock have been reserved for issuance upon conversion.) Mandatory annual sinking fund payments of 5% of the aggregate principal amount of the Debentures issued will be made on each March 15, commencing March 15, 1997. Debentures converted to common stock or reacquired or otherwise redeemed by the Company may be used to reduce the amount of any sinking fund payment. The Debentures may be redeemed early, at the Company's option, upon the payment of a premium. Interest on the debentures is payable semi-annually on March 15 and September 15. Interest expense amounted to $1,125,000 in the 1996 transition period and $4,500,000 in the 1995, 1994 and 1993 fiscal years. The fair market value of the Debentures using over-the-counter market prices, was approximately $34.1 million at March 29, 1996.

  Maturities and sinking fund requirements of long-term debt are $3,750,000 in each of the five years succeeding March 29, 1996.

  During the 1996 transition period and the 1995, 1994 and 1993 fiscal years interest paid totaled $2,652,000, $5,791,000, $5,076,000 and $4,821,000 respectively, of which $456,000 and $347,000 was capitalized in the 1996 transition period and the 1995 fiscal year, respectively, as part of the cost of the Company's new factory in Singapore.

                            STREAMLOGIC CORPORATION

6. CAPITAL STOCK

  Under the Company's various stock option plans, options may be granted at prices equal to fair market value at the date of grant. Options for key employees and officers generally become exercisable in equal annual amounts over five years commencing one year from the date of grant, and expire five years from the date of grant. Options for directors are exercisable over three years. At March 29, 1996, there were options for 970,697 shares available for future option grants. There are currently 432 employees participating in the various plans. Expiration dates for all options range from 1996 to 2000.

  A summary of certain information with respect to options under the Plans follows:

                                               PERIODS ENDED
                             --------------------------------------------------
                             MARCH 29,   DECEMBER 29, DECEMBER 30, DECEMBER 31,
                                1996         1995         1994         1993
                             ----------  ------------ ------------ ------------
Options outstanding, begin-
 ning of period.............  1,624,160    1,265,470    1,316,970    1,160,444
Options granted.............        --     1,100,100      476,500      552,000
Options exercised...........        --       (91,444)    (166,750)    (176,326)
Weighted average exercise
 price......................        --    $     6.39   $     4.50   $     5.72
Options canceled............   (893,893)    (649,966)    (361,250)    (219,148)
                             ----------   ----------   ----------   ----------
Options outstanding, end of
 period.....................    730,267    1,624,160    1,265,470    1,316,970
                             ==========   ==========   ==========   ==========
Weighted average price...... $     5.86   $     6.14   $     7.15   $     7.15
                             ==========   ==========   ==========   ==========
Exercisable.................    178,567      248,787      381,241      458,638
                             ==========   ==========   ==========   ==========

  The Company also has an employee stock purchase plan under Section 423 of the Internal Revenue Code, with 1,400,000 shares of common stock authorized to be issued. All full time employees are eligible to participate through payroll deductions of up to 10% of their compensation. Participants may, at their option, purchase common stock from the Company at the lower of 85% of the fair market value of the common stock at either the beginning or end of each one year option period. During 1995, 222,095 shares were issued pursuant to this plan at prices ranging from $5.53 to $6.16. During 1994, 207,845 shares were issued pursuant to this plan at a price of $5.66, and in 1993, 178,898 shares were issued pursuant to this plan at a price of $5.42. As of March 29, 1996, 303,848 shares were available for issuance under this plan.

  On March 29, 1996, in partial consideration for the required consent of the holder of the Notes to allow consummation of the Sale, the Company issued warrants to purchase 1,500,000 shares of the Company's common stock at a price of $4 per share. Such warrants had an estimated fair market value of $1,800,000 at March 29, 1996 and will expire on March 29, 1998. In addition, warrants to purchase 80,081 shares of the Company's common stock at a price of $5 were issued to the Company's investment banker in partial consideration for work in connection with the Sale. Such warrants had an estimated fair market value of $150,000 at issuance and will expire on March 28, 1997. Accordingly, the Company has recorded a charge of $1,950,000 for the warrants in the Statement of Operations for the 1996 transition period.

  The Board of Directors of the Company declared a dividend distribution of one Right for each share of common stock of the Company outstanding at the close of business on June 2, 1989. When exercisable, each Right entitles the registered holder to purchase from the Company one share of common stock at a price of $40.00 per share, subject to adjustment. Initially, the Rights attach to all outstanding shares of common stock, and no separate Rights Certificates will be distributed. The Rights will become exercisable and will detach from the common stock in the event any individual or group acquires 20% or more of the Company's common stock, or announces a tender or exchange offer, other than through conversion of the Notes or any warrants, which, if consummated, would result in that person or group owning at least 30% of the Company's common stock. If an

                            STREAMLOGIC CORPORATION
individual or group acquires 20% or more of the Company's common stock (except pursuant to certain cash tender offers for all of the Company's common stock), each Right will entitle the holder of a Right, other than Rights that are or were acquired or beneficially owned by the 20% stockholder (which rights will thereafter be void) to purchase, at the Right's then current exercise price, the Company's common stock in an amount having market value equal to twice the exercise price. Similarly, with certain exceptions, if the Company merges or consolidates with or sells 20% or more of its assets or earning power to another person, each Right then will entitle the holder to purchase, at the Right's then current exercise price, the stock of the acquiring company in an amount having a market value equal to twice the exercise price. The Rights do not have voting or dividend rights, and, until they become exercisable, have no dilutive effect on the earnings of the Company. The Company may redeem the rights at $0.01 per Right at any time on or prior to the tenth day after acquisition by a person or group of 20% or more of the Company's outstanding common stock. The Rights will expire on May 18, 1999, unless earlier redeemed.

  No dividends were declared by the Company during the five-year period ended March 29, 1996.

7. COMMITMENTS AND CONTINGENCIES

  In the third quarter of 1992, the Company purchased an equity interest of approximately 27% in Tulip Memory Systems, Inc. (TMS), a start-up company formed to develop substrates which are to be used in the manufacture of computer disk drives. During 1994, the Company increased its ownership to approximately 60%, pending anticipated outside investment. Operating expenses attributable to TMS are included in the financial results of the Company. In connection with its original investment, StreamLogic agreed to guarantee the obligations of TMS to pay the acquisition cost of equipment. The cost of such guaranty obligation was recorded in the Company' 1995 Statement of Operations. In March 1996, in order to consummate the Sale, the Company paid its $1.3 million guaranty obligation under the agreement.

  At March 29, 1996, the Company had letters of credit outstanding totaling approximately $4.8 million, which guarantee various trade activities. These letters of credit are secured by pledges of cash.

  In addition, the Company is involved in routine legal matters and contingencies in the ordinary course of business which management believes will not have a material effect upon the Company's financial position.

                            STREAMLOGIC CORPORATION

8. GEOGRAPHIC INFORMATION

  The following summarizes the Company's sales, income (loss) before income taxes, and assets by geographic area. Foreign sales originate primarily from the Company's Singapore location. The sales described below represent the geographic origination of such sales. Export sales (sales originating in the United States to customers in foreign countries), were less than 10% of total sales in each of the 1996 transition period and the 1995, 1994 and 1993 fiscal years. Sales to affiliates are at arms-length prices.

                                    TRANSITION      FISCAL YEARS ENDED
                                    ---------- -------------------------------
                                       1996      1995       1994       1993
                                    ---------- ---------  ---------  ---------
                                                 (IN THOUSANDS)
Customer sales:
  Domestic.........................  $  5,986  $  25,149  $  63,892  $ 128,781
  Foreign..........................    18,422    186,115    282,422    254,145
Affiliate sales:
  Domestic.........................    11,259     64,309     49,851     55,006
  Foreign..........................    16,600    110,812    178,881    234,477
  Eliminations.....................   (27,859)  (175,121)  (228,732)  (289,483)
                                     --------  ---------  ---------  ---------
                                     $ 24,408  $ 211,264  $ 346,314  $ 382,926
                                     ========  =========  =========  =========
Income (loss) before income taxes:
  Domestic.........................  $(26,994) $ (66,406) $ (58,609) $ (34,425)
  Foreign..........................    (8,961)   (18,943)    27,934     14,513
                                     --------  ---------  ---------  ---------
                                     $(35,955) $ (85,349) $ (30,675) $ (19,912)
                                     ========  =========  =========  =========
Assets:
  Domestic.........................  $ 70,097  $  20,732  $  66,063  $  74,520
  Foreign..........................    22,286    159,661    167,852    175,909
                                     --------  ---------  ---------  ---------
                                     $ 92,383  $ 180,393  $ 233,915  $ 250,429
                                     ========  =========  =========  =========

9. COMPARATIVE QUARTERLY FINANCIAL SUMMARY (UNAUDITED)

                                            QUARTERS
                          ----------------------------------------------------
FISCAL 1995                FIRST      SECOND     THIRD      FOURTH      YEAR
- -----------               --------   --------   --------   --------   --------
                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...............  $ 40,899   $ 70,076   $ 58,785   $ 41,504   $211,264
Gross profit (loss).....    (8,869)    15,369      2,491     (3,355)     5,636
Loss before income tax-
 es.....................   (36,253)    (6,323)   (17,445)   (25,328)   (85,349)
Net loss................   (35,087)    (6,344)   (17,481)   (25,376)   (84,288)
Loss per share..........     (2.29)      (.41)     (1.12)     (1.63)     (5.46)
                                            QUARTERS
                          ----------------------------------------------------
FISCAL 1994                FIRST      SECOND     THIRD      FOURTH      YEAR
- -----------               --------   --------   --------   --------   --------
                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...............   $83,658   $ 75,761   $ 79,285   $107,610   $346,314
Gross profit............    12,296      7,245     11,446     28,471     59,458
Income (loss) before in-
 come taxes.............    (9,760)   (14,793)   (10,948)     4,826    (30,675)
Net income (loss).......    (9,760)   (14,793)   (10,948)     4,826    (30,675)
Earnings (loss) per
 share..................      (.65)      (.99)      (.72)       .31      (2.03)

                            STREAMLOGIC CORPORATION

10. SALE OF THE DISK DRIVE BUSINESS

  On January 24, 1996, the Company entered into a definitive agreement (the "Purchase Agreement") with ST Chatsworth Pte Ltd, a Singapore corporation ("MPL"), and a wholly-owned subsidiary of Singapore Technologies Pte Ltd, a Singapore corporation ("ST"), to sell substantially all of the assets, other than cash and accounts receivable, of the Company's hard disk drive business (the "Drive Business") including the name "Micropolis," certain other intangibles, the capital stock of the Company's subsidiary Micropolis Corporation (Thailand) Ltd. and either the capital stock or assets of five of the Company's European and Asian sales and marketing subsidiaries (such assets, collectively, the "Subject Assets") to MPL, and MPL assumed certain of the Company's liabilities relating to the Drive Business (the "Sale"). The Sale was subject to stockholder approval and such approval was received.

  In consideration of the Sale on March 29, 1996, the Company received total cash consideration of approximately $54 million. $39.7 million of such cash consideration was received as of the March 29, 1996 closing, $13 million in cash consideration was received on June 6, 1996, and a final payment of $1 million, which will be held in escrow and is subject to certain conditions, is expected to be received in early August. The net gain on the Sale was not significant to the 1996 transition period Statement of Operations.

  The following unaudited pro forma condensed consolidated financial information for the three months ended March 29, 1996 and March 31, 1995 and the year ended December 31, 1995 has been prepared to illustrate the effect of the Sale as though the Sale had occurred on December 30, 1995, December 31, 1994 and December 31, 1994, respectively. The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated results of operations of StreamLogic Corporation that would have been reported had the Sale occurred on the dates indicated, nor does it represent a forecast of the consolidated results of operations of StreamLogic Corporation for any future period. Furthermore, no effect has been given in the condensed consolidated financial information for operating benefits that may have been realized by virtue of the Sale and no effect has been given for any additional expense control or restructuring activities which the Company may have undertaken with respect to the remaining business. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements of StreamLogic Corporation, which are included herein.

                                                    THREE MONTH
                                                   PERIOD ENDED      YEAR ENDED
                                                ------------------- ------------
                                                MARCH 29, MARCH 31, DECEMBER 29,
                                                  1996      1995        1995
                                                --------- --------- ------------
Net sales......................................  $ 6,738   $ 9,527    $ 39,343
Gross profit(1)................................    1,048     2,642       7,679
Net loss(2)....................................   (6,533)   (5,349)    (22,805)
Loss per share.................................     (.42)     (.35)      (1.48)
                                                 =======   =======    ========
Weighted average shares outstanding............   15,580    15,311      15,445
                                                 =======   =======    ========

- --------
(1) The Company and MPL have entered into an OEM supply agreement. Among other things, the OEM Supply Agreement allows StreamLogic to buy at prices equal to or slightly lower than the most favored OEM customer of MPL. StreamLogic must offer all its disk drive business and requirements to MPL on a right-of-first-refusal basis, subject to the ability of MPL to meet certain delivery and other standards. The agreement has an initial two-year term, after which it may be renewed annually by mutual agreement. The pro forma adjustment incorporates the provisions contained in the agreement.

(2) The costs of TMS are included in the StreamLogic Corporation pro forma net loss. Such costs were $88,000, $3.1 million and $5.1 million in the 1996 transition period, the 1995 quarter, and the 1995 year, respectively. The Company discontinued funding of TMS in the 1996 transition period.

                            STREAMLOGIC CORPORATION

11. SUBSEQUENT EVENTS

 Acquisition of FWB Inc.

  On June 10, 1996 the Company entered into a definitive agreement, subject to certain conditions, to purchase all of the net assets related to the hardware business of FWB Inc., a developer of performance computer storage products for pre-press, multi-media and graphics applications. At closing, the Company would pay $5 million, consisting of approximately $2 million in cash and approximately $3 million of assumed debt. In addition, the Company entered into a definitive agreement, subject to certain conditions, to make an 11% equity investment in the software business being retained by FWB. In consideration for such minority equity investment, at closing the Company would issue shares of StreamLogic Common Stock with an aggregate fair market value of $8 million, as defined in the agreement. There can be no assurance that this transaction will be consummated.

 Bond Agreement

  On June 14, 1996 the Company announced an agreement (the "Bond Agreement") in principle with Loomis Sayles & Co., L.P. ("Loomis Sayles"), an entity which advises investors that collectively hold approximately 79% of the outstanding Debentures, to exchange the Debentures for a package of cash, common stock and warrants to purchase common stock. Pursuant to the Bond Agreement, the Company plans to commence a tender offer for the Debentures during mid August 1996. In the tender offer, the Company will offer to exchange its Debentures such that, for each $1,000 face amount of Debentures tendered, the holders will receive
(a) $233.33 in cash, (b) $520 in Common Stock, and (c) warrants to purchase 40 shares of Common Stock at an initial exercise price of 150% of market value as defined in the Bond Agreement. The exercise price of the warrants is subject to downward adjustment in certain circumstances, and contains antidilution adjustments. The Company expects shareholder approval will be required pursuant to Nasdaq rules and regulations.

  The obligations of the holders advised by Loomis Sayles to participate in the tender offer under the Bond Agreement are subject to various conditions including satisfaction of all necessary regulatory requirements, 95% participation by bond holders, and the average price of StreamLogic's Common Stock immediately prior to the expiration of the tender offer falling within the range $4.00 to $7.50. As a result, there can be no assurance that the tender offer will be consummated.

  If the holders of 100% of the outstanding debentures accept the exchange, the Company will exchange the debentures for (a) $17.5 million in cash, (b) issue between 5.2 and 9.8 million shares of common stock, and (c) issue warrants to purchase approximately 3.0 million shares of common stock, therefore, the transaction would increase the Company's net tangible assets by more than $50 million.

   This Written Consent is Solicited on Behalf of the Board of Directors of
                            StreamLogic Corporation

Consent Card for Action By Written Consent of Stockholders to be effective as set forth in the Proxy Statement accompanying this Consent Card.

Proposed action by written consent of the stockholders to approve and authorize an offer by the Company to exchange (the "Exchange") any or all of its outstanding 6% Convertible Subordinated Debentures due 2012 for a combination of cash, common stock of the Company, $1.00 par value ("Common Stock"), and five-year warrants to purchase Common Stock ("Warrants") and the issuance of Common Stock (immediately and upon the exercise of Warrants)in connection with the Exchange.


                       FOR [_]        AGAINST [_]        ABSTAIN [_]



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ABOVE PROPOSAL. FAILURE TO CHECK ANY OF THE BOXES WITH RESPECT TO THE PROPOSAL WILL, IF THIS CONSENT CARD HAS BEEN SIGNED AND DATED, CONSTITUTE APPROVAL OF AND CONSENT TO THE ADOPTION OF THE PROPOSAL.




     -------------------                               ------------------
     Consent Card Number                                Number of Shares


                                                Dated:____________________, 1996

                                                --------------------------------

                                                --------------------------------
                                                (Signature(s) of Stockholder(s))
                                                (NOTE--Please sign exactly as
                                                your name or names appear on the
                                                label. If more than one name
                                                appears, all persons so
                                                designated should sign. When
                                                signing in a representative
                                                capacity, please give your full
                                                title.)


Please return promptly in the enclosed envelope, which requires no postage if mailed in the U.S.A.


                        DO NOT FOLD, STAPLE OR MUTILATE